DEBT RESTRUCTURING AGREEMENT

among

HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED,

INVITEL HOLDINGS A/S

and

MAGYAR TELECOM B.V.

Dated as of September 30, 2009

i

ii

SECTION 8.13 Interpretation	43

ANNEX A	PIK Notes Tender Offer Conditions
ANNEX B	Proposed Amendments and Matters to be Waived in Connection with the 2006 PIK Notes Indenture
ANNEX C	Agreed Form Tender Offer Statement with respect to PIK Notes Tender Offer
ANNEX D	Cash-Paid Notes Tender Offer Conditions
ANNEX E	Agreed Form Tender Offer Statement with respect to Cash-Paid Notes Tender Offer
ANNEX F	New Shareholder Loan Agreement
ANNEX 1.5	Roll-Over of Existing Indebtedness
ANNEX 6.1(b)	Certain Approvals Under Foreign Antitrust Laws
ANNEX 6.2(e)	Existing Debt Roll-Over Conditions
EXHIBIT 7.3	Expenses

iii

DEBT RESTRUCTURING AGREEMENT

DEBT RESTRUCTURING AGREEMENT, dated as of September 30, 2009 (this “Agreement”), among Hungarian Telecom Finance International Limited, incorporated under the laws of the Cayman Islands as an exempted company (the “Debt Purchaser”), Invitel Holdings A/S, a public limited company organized under the laws of Denmark (the “Company”) and the successor entity, pursuant to a merger and related transactions, to Hungarian Telephone and Cable Corp., a Delaware corporation (“HTCC”), and Magyar Telecom B.V., a limited liability company incorporated in the Netherlands and a wholly-owned subsidiary of the Company (“Magyar Telecom”). For purposes of this Agreement, and with respect to Article II in particular, use of the term “Company” shall be interpreted broadly so as to include HTCC, as the predecessor entity to the Company, where the context requires.

WHEREAS, (a) the Debt Purchaser intends to make a tender offer to purchase all of the outstanding €125,000,000 Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”) of HTCC Holdco I B.V., a limited liability company incorporated in the Netherlands and a wholly-owned subsidiary of the Company (“HTCC Sub”) (such offer to purchase, including any amendments thereto, the “PIK Notes Tender Offer”) and (b) the Company intends to cause HTCC Sub to solicit consents from the holders thereof to modify, amend or supplement the Indenture dated as of October 30, 2006 providing for the issuance of the 2006 PIK Notes, as subsequently amended and/or supplemented as of December 19, 2006, March 9, 2007 and April 27, 2007 (the “2006 PIK Notes Indenture”) (the “Consent Solicitation”), upon the terms and subject to the conditions set forth herein;

WHEREAS, Magyar Telecom intends to make a tender offer to purchase a portion of the outstanding €200,000,000 Floating Rate Senior Notes due 2013 of Magyar Telecom (the “2007 Notes”) and €142,000,000 10.75% Senior Notes due 2012 of Magyar Telecom (the “2004 Notes”) (such offer to purchase, including any amendments thereto, the “Cash-Paid Notes Tender Offer”), upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the Closing and in furtherance of the transactions contemplated by this Agreement, Magyar Telecom intends to repay (using the proceeds of the New Shareholder Loan) €10,700,000 of the outstanding principal amount of the subordinated term loan governed by the Subordinated Loan Agreement, dated March 4, 2009, among Magyar Telecom, BNP Paribas, Calyon, BNP Paribas Trust Corporation UK Limited and certain guarantors (the “Subordinated Term Loan”);

WHEREAS, upon the terms and subject to the conditions set forth in a Sale and Purchase Agreement, dated as of the date hereof (the “TDC Agreement”), among TDC A/S, a public limited company organized under the laws of Denmark (“TDC”), the Debt Purchaser and Hungarian Telecom (Netherlands) Cooperatief U.A., a cooperative association organized under the laws of the Netherlands (the “Equity Purchaser”, and together with the Debt Purchaser, the “Purchasers”), TDC intends to sell, and the Equity Purchaser intends to purchase, all of the ordinary shares, nominal value €0.01 per share (the “Shares”) in the Company that TDC owns, and TDC intends to cause to be sold, and the Debt Purchaser intends to purchase all of the rights and benefits of the Seller Sub under the Seller Loan Agreement (as such terms are defined in the TDC Agreement) and assume all of the obligations of the Seller Sub under the Seller Loan Agreement, upon the terms and subject to the conditions set forth in the TDC Agreement;

WHEREAS, the closing of each of the transactions contemplated by this Agreement is inter-conditional on the closing of all of the transactions (other than the Second Stage Transfer (as defined in the TDC Agreement)), as provided in this Agreement and the TDC Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 8.3 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby the Debt Purchaser, the Company and Magyar Telecom hereby agree as follows:

ARTICLE I

DEBT TENDER OFFERS

SECTION 1.1 PIK Notes Tender Offer; Consent Solicitation.

(a) The PIK Notes Tender Offer shall be commenced as promptly as reasonably practicable, but in no event later than five business days, after the date of this Agreement, pursuant to the PIK Notes Tender Offer Documents in the form agreed with the Company. The obligation of the Debt Purchaser to accept for payment the 2006 PIK Notes tendered pursuant to the PIK Notes Tender Offer shall be subject to (i) the condition that at least 50% of the outstanding principal amount of the 2006 PIK Notes shall have been validly tendered and not withdrawn prior to the expiration date of the PIK Notes Tender Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto (the conditions under (i) and (ii) collectively, the “PIK Notes Tender Offer Conditions”). The Debt Purchaser expressly reserves the right, in its sole discretion, to waive any such condition or to amend or extend the PIK Notes Tender Offer, and to increase the price payable in the PIK Notes Tender Offer; provided, however, that, without the prior written consent of the Company, the Debt Purchaser shall not (w) decrease the price or change the form of consideration payable in the PIK Notes Tender Offer, (x) decrease the number of 2006 PIK Notes sought to be purchased in the PIK Notes Tender Offer, (y) impose conditions to the PIK Notes Tender Offer in addition to those set forth in Annex A hereto, or (z) amend any other term of the PIK Notes Tender Offer in any manner adverse in any material respect to the holders of the 2006 PIK Notes.

(b) Notwithstanding the foregoing, the Debt Purchaser may, without the consent of the Company or Magyar Telecom, (i) extend the PIK Notes Tender Offer for one or more periods of not more than 10 business days each beyond the scheduled expiration date, which initially shall be 20 business days following the commencement of the PIK Notes Tender Offer, unless, at any scheduled expiration of the PIK Notes Tender Offer, the PIK Notes Tender Offer Conditions shall have been satisfied or waived, or (ii) extend the PIK Notes Tender Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the PIK Notes Tender Offer. In addition, the Debt Purchaser shall extend the PIK Notes Tender Offer for one or more periods of not more than 10 business days each if, at any scheduled expiration thereof, any of the PIK Notes Tender Offer Conditions are not satisfied or waived. The Debt Purchaser shall not (x) terminate the PIK Notes Tender Offer (except in the event this Agreement and the TDC Agreement are terminated in accordance with their respective terms) or (y) make any announcement of its intention to take any action prohibited by this Section 1.1, including any announcement of its intention to take any such action subject to receiving consent from the Company to do so, except, in each case referred to in clauses (x) and (y) with the prior written consent of the Company or, in such case referred to in clause (x), if the Debt Purchaser waives the conditions set forth in Section 6.2(d) and Section 6.2(f) of this Agreement and, to the extent necessary to permit Closing to occur in the absence of satisfaction of such conditions, Section 6.2(g) of this Agreement and Section 6.2(d) of the TDC Agreement. Upon the then-scheduled expiration of the PIK Notes Tender Offer, if the PIK Notes Tender Offer Conditions shall have been satisfied or waived, then the Debt Purchaser shall not extend the PIK Notes Tender Offer and shall accept for purchase and pay for all 2006 PIK Notes validly tendered and not withdrawn pursuant to the PIK Notes Tender Offer.

(c) As part of the PIK Notes Tender Offer, the Company shall cause HTCC Sub to, solicit consents and waivers from holders of the 2006 PIK Notes to amend the provisions of the 2006 PIK Notes Indenture set forth on Annex B hereto (the “Proposed Amendments”) and to waive the matters set forth on Annex B hereto. The Company covenants and agrees that, promptly after the consents of the holders of a majority of the outstanding principal amount of the 2006 PIK Notes voting together as a single class pursuant to the terms set forth in the PIK Notes Tender Offer (the “Requisite Noteholder Consents”) are received, the Company shall cause HTCC Sub to execute an amended and restated indenture to the 2006 PIK Note Indenture to implement the Proposed Amendments (the “Amended and Restated Indenture”), which shall be in a form reasonably satisfactory to the Company and the Debt Purchaser and substantially as described in the PIK Notes Tender Offer Document. The Amended and Restated Indenture shall become effective at the closing of the PIK Notes Tender Offer, subject to the terms and conditions of this Agreement (including the PIK Notes Tender Offer Conditions). The Company shall cause HTCC Sub to use its reasonable best efforts to cause The Bank of New York Mellon (the “Trustee”) and The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent and transfer agent, to execute the Amended and Restated Indenture.

(d) The Debt Purchaser shall prepare all necessary and appropriate documentation in connection with the PIK Notes Tender Offer, including the offer to purchase and Consent Solicitation statement, and other related documents (the “PIK Notes Tender Offer Documents”). The agreed form tender offer statement with respect to the PIK Notes Tender Offer is attached hereto as Annex C. The Company shall, and shall cause HTCC Sub to, cooperate with the Debt Purchaser in preparing the PIK Notes Tender Offer Documents, in preparing and issuing any press release announcing the commencement, results, modification or extension of the PIK Notes Tender Offer, and in preparing and disseminating any amendments or supplements to the PIK Notes Tender Offer Documents. The Company shall, further, procure that counsel for the Company deliver a customary legal opinion regarding the enforceability of the Amended and Restated Indenture against the 2006 PIK Notes issuer under New York law in connection with the PIK Notes Tender Offer and Consent Solicitation in form and substance reasonably satisfactory to the dealer manager under the PIK Notes Tender Offer and, in connection with the Consent Solicitation only, a customary legal opinion addressed to the Trustee providing that the conditions precedent to the execution of the Amended and Restated Indenture have been satisfied. The PIK Notes Tender Offer Documents (including all amendments and supplements) and all mailings to holders of the 2006 PIK Notes shall be subject to the prior review of, and comment by, the Company (such review and comment not to be unreasonably withheld or delayed). If at any time prior to the expiration of the PIK Notes Tender Offer any information in the PIK Notes Tender Offer Documents should be discovered by the Company or HTCC Sub, on the one hand, or the Debt Purchaser, on the other hand, which should be set forth in an amendment or supplement to the PIK Notes Tender Offer Documents so that the PIK Notes Tender Offer shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and the Debt Purchaser shall disseminate to the holders of the 2006 PIK Notes an appropriate amendment or supplement or press release prepared by the Debt Purchaser describing such information. Any such amendment shall be subject to the prior review of, and comment by, the Company (such review and comment not to be unreasonably withheld or delayed).

(e) The Company hereby represents that the Board of Directors of HTCC Sub has approved of and consented to the PIK Notes Tender Offer.

(f) All costs and expenses incurred in connection with the PIK Notes Tender Offer and the solicitation of the Requisite Noteholder Consents shall be borne in such manner as set forth on Annex 7.3.

(g) The parties to this Agreement agree that, between such parties, the provisions of this Agreement shall take precedence over the provisions of the PIK Notes Tender Offer Documents and, therefore, notwithstanding any provision of the PIK Notes Tender Offer Documents that gives discretion to a party or permits a party to take or not to take any action, the provisions of this Agreement shall prevail and such party shall comply in all respects with the provisions of this Agreement.

SECTION 1.2 Cash-Paid Notes Tender Offer.

(a) As promptly as reasonably practicable, but in no event later than five business days after the date of this Agreement, Magyar Telecom shall commence the Cash-Paid Notes Tender Offer on such terms and conditions, including pricing terms, consistent with Annex E hereto, that are specified by the Debt Purchaser, and the Debt Purchaser shall provide Magyar Telecom with any assistance reasonably requested in connection therewith. The obligation of the Magyar Telecom to accept for payment the 2007 Notes and the 2004 Notes tendered pursuant to the Cash-Paid Notes Tender Offer shall be subject to the satisfaction or waiver of each of the conditions set forth in Annex D hereto (collectively, the “Cash-Paid Notes Tender Offer Conditions”). Magyar Telecom (i) shall waive any of the conditions to the Cash-Paid Notes Tender Offer (other than the occurrence of the Closing or any waiver that would violate any law or regulation applicable to the Company and other than conditions the satisfaction of which are contingent upon actions by the Debt Purchaser or its affiliates, the waiver of which shall be at the reasonable discretion of the Company) and make any change to the Cash-Paid Notes Tender Offer as may be reasonably requested by the Debt Purchaser and (ii) shall not, without the written consent of the Debt Purchaser, waive any condition to the Cash-Paid Notes Tender Offer or make any changes to the Cash-Paid Notes Tender Offer. Magyar Telecom shall (i) terminate the Cash-Paid Notes Tender Offer as requested by the Debt Purchaser if any of the Cash-Paid Notes Tender Offer Conditions shall not have been satisfied or waived and (ii) not terminate the Cash-Paid Notes Tender Offer or make any announcement of its intention to take any action in relation to the Cash-Paid Notes Tender Offer (including, without limitation, to amend, extend or terminate the Cash-Paid Notes Tender Offer) and (iii) not amend any term of the Cash-Paid Notes Tender

Offer in any manner adverse in any material respect to the holders of the 2007 Notes or the 2004 Notes without the prior written consent of the Debt Purchaser. The parties shall use their reasonable best efforts to cause the Cash-Paid Notes Tender Offer to close on the Closing Date. Subject to the preceding sentence, Magyar Telecom shall provide, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause their respective authorized representatives to, provide all cooperation reasonably requested by the Debt Purchaser in connection with the Cash-Paid Notes Tender Offer. The total aggregate funds that the Debt Purchaser shall make available to Magyar Telecom at or prior to Closing for the purpose of consummating the Cash-Paid Notes Tender Offer shall be sufficient to pay the aggregate purchase price for validly tendered Cash-Paid Notes (excluding accrued interest) on the Payment Date (as defined in the Cash-Paid Notes Tender Offer Documents), subject to the terms and conditions of the Cash-Paid Notes Tender Offer.

(b) Magyar Telecom shall prepare all necessary and appropriate documentation in connection with the Cash-Paid Notes Tender Offer, including the offer to purchase and other related documents (the “Cash-Paid Notes Tender Offer Documents”). The agreed form tender offer statement with respect to the Cash-Paid Notes Tender Offer is attached hereto as Annex E. The Debt Purchaser shall cooperate with Magyar Telecom in preparing the Cash-Paid Notes Tender Offer Documents, in preparing and issuing any press release announcing the commencement, results, modification or extension of the Cash-Paid Notes Tender Offer, and in preparing and disseminating any amendments or supplements to the Cash-Paid Notes Tender Offer Documents. The Cash-Paid Notes Tender Offer Documents (including all amendments and supplements) and all mailings to holders of the 2007 Notes and the 2004 Notes shall be subject to the prior review of, and comment by, the Debt Purchaser (such review and comment not to be unreasonably withheld or delayed). If at any time prior to the closing of the Cash-Paid Notes Tender Offer any information in the Cash-Paid Notes Tender Offer Documents should be discovered by the Company or Magyar Telecom, on the one hand, or the Debt Purchaser, on the other hand, which should be set forth in an amendment or supplement to the Cash-Paid Notes Tender Offer Documents so that the Cash-Paid Notes Tender Offer shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and Magyar Telecom shall disseminate to the holders of the 2007 Notes and the 2004 Notes an appropriate amendment, supplement or press release prepared by Magyar Telecom describing such information.

(c) The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Cash-Paid Notes Tender Offer shall be reasonably agreed by the Debt Purchaser and the Company (it being expressly understood that for the purposes of this Section 1.2(c), it is deemed acceptable to the parties that Credit Suisse, BNP Paribas and Calyon act as dealer manager, that Lucid Information act as solicitation agent and information agent, and that Bank of New York act as depositary). The Company and Magyar Telecom shall enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to the Debt Purchaser acting reasonably.

(d) All costs and expenses incurred in connection with the Cash-Paid Notes Tender Offer shall be borne in such manner as set forth on Annex 7.3.

(e) The parties to this Agreement agree that, between such parties, the provisions of this Agreement shall take precedence over the provisions of the Cash-Paid Notes Tender Offer Documents and, therefore, notwithstanding any provision of the Cash-Paid Notes Tender Offer Documents that gives discretion to a party or permits a party to take or not to take any action, the provisions of this Agreement shall prevail and such party shall comply in all respects with the provisions of this Agreement.

SECTION 1.3 Partial Repayment of Subordinated Term Loan. Subject to the following sentence, at Closing, Magyar Telecom shall prepay €10,700,000 of the outstanding principal amount of the Subordinated Term Loan and shall use its reasonable best efforts to ensure that all notices and consents required in relation to such prepayment have been delivered or obtained, as the case may be. The Debt Purchaser shall make all necessary funds available to Magyar Telecom through the New Shareholder Loan Agreement to ensure that at the Closing Magyar Telecom has all funds necessary to perform its obligations under this Section 1.3.

SECTION 1.4 New Shareholder Loan Agreement.

(a) The Debt Purchaser, the Company and Magyar Telecom shall amend and restate the Seller Loan Agreement substantially in the form of Annex F (the “New Shareholder Loan Agreement”) on the Closing Date to increase the principal amount of the New Shareholder Loan (as defined below) made available by the Debt Purchaser as lender to Magyar Telecom under the New Shareholder Loan Agreement (the “New Shareholder Loan”) by such amount as may be required for Magyar Telecom to (i) finance the consideration payable for the 2007 Notes and the 2004 Notes pursuant to the Cash-Paid Notes Tender Offer and (ii) perform its obligations under Section 1.3.

(b) Magyar Telecom shall draw down such amounts available for drawing under the New Shareholder Loan Agreement (as amended on the Closing Date) on the Closing Date (pursuant to a request for an Advance (as defined in the New Shareholder Loan Agreement) delivered to the Debt Purchaser no later than 9.00 a.m. (Cayman Islands) time on the date two business days prior to the date on which an Advance is to be made (or such later time as the Debt Purchaser may agree) as needed to (i) finance the consideration payable for the 2007 Notes and the 2004 Notes pursuant to the Cash-Paid Notes Tender Offer; and (ii) perform its obligations under Section 1.3, subject, in each case, to compliance with the terms of the 2006 PIK Notes Indenture and the indentures, as amended, with respect to the 2007 Notes and the 2004 Notes.

SECTION 1.5 Roll-Over of Existing Indebtedness. The obligations of the Debt Purchaser, the Company and Magyar Telecom in respect of the Roll-Over are set forth in Annex 1.5 hereto.

SECTION 1.6 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at a closing to be held concurrently with the closing of the transactions contemplated by the TDC Agreement (except for the Second Stage Transfer) at 7.00 a.m., London time, at the offices of Shearman & Sterling LLP, Broadgate West, 9 Appold Street, London, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI of this Agreement (excluding, in each case, conditions that, by their terms cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

SECTION 1.7 Closing Deliveries by the Debt Purchaser. At the Closing, the Debt Purchaser shall deliver or caused to be delivered to the Company:

(a) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Debt Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b) cash through the New Shareholder Loan Agreement in an amount sufficient for (i) a partial repayment at Closing of the Subordinated Term Loan in accordance with Section 1.3 of this Agreement, and (ii) payment of all amounts payable by Magyar Telecom pursuant to the Cash-Paid Notes Tender Offer, by wire transfer in immediately available funds to a bank account to be designated by the Company in a written notice to the Debt Purchaser at least five business days before the Closing; and

(c) a certificate of a duly authorized officer of the Debt Purchaser certifying as to the matters set forth in Section 6.3(c); and

(d) counterparts of the New Shareholder Loan Agreement, duly executed and delivered by the Debt Purchaser.

SECTION 1.8 Closing Deliveries by the Company. At the Closing, the Company shall deliver or caused to be delivered to the Debt Purchaser:

(a) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Company on or prior to the date of this Agreement evidencing its approval of the Purchaser Directors (x) for nomination for election as alternate directors of the Company, effective as of the date of the Company Shareholder Meeting and (y) as directors of the Company effective as of Closing (or as of the Second Stage Closing (as defined in the TDC Agreement), as the case may be) upon the resignation of the Seller Directors;

(c) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of Magyar Telecom evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) a true and complete copy of the resolutions duly and validly adopted by the shareholders of the Company at the Company Shareholder Meeting evidencing their approval of the transactions described in Section 5.1 of this Agreement;

(e) a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 6.2(c);

(f) counterparts of the New Shareholder Loan Agreement, duly executed and delivered by Magyar Telecom and the Company; and

(g) counterparts of the Novation Agreement (as defined in the TDC Agreement), duly executed and delivered by Magyar Telecom.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Debt Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Debt Purchaser that, except (i) as set forth on the disclosure schedule delivered by the Company to the Debt Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being understood and agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent, or (ii) as disclosed in, and reasonably apparent from, the SEC Reports filed and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section and disclosures in any section primarily relating to forward-looking statements and any other disclosures included therein to the extent they are primarily forward-looking in nature); provided, that in no event shall any disclosure in any SEC Report qualify or limit the representations and warranties of the Company set forth in Section 2.1, Section 2.3 and Section 2.4 of this Agreement):

SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed that would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any event, circumstance, change or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any such event, circumstance, change or effect resulting from (i) changes in economic, financial market or geopolitical conditions, either generally or in or affecting the regions in which the Company or its subsidiaries operate, (ii) general changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or its subsidiaries due to the announcement and performance of this Agreement or the identity of the Debt Purchaser, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval, authorization or license under applicable Law for the consummation of the transactions contemplated hereby (provided that this clause (iv) shall be disregarded for purposes of the representations and warranties of the Company set forth in Section 2.5), (v) changes in any applicable Law or applicable accounting regulations or principles or interpretations thereof, (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of the immediately preceding clauses (i), (ii), (v) and (vi) the impact of such event, circumstance, change or effect does not affect the Company and its subsidiaries, taken as a whole, in a manner that is materially and adversely disproportional to other participants in the industries in which the Company and its subsidiaries operate.

SECTION 2.2 Memorandum of Incorporation and Articles. The Dataroom contains a complete and correct copy of the memorandum of incorporation (the “Memorandum of Incorporation”), and the articles of association (the “Articles”) of the Company as currently in effect. “Dataroom” shall mean the documents made available by the Company to the Debt Purchaser and its affiliates set forth in Exhibit 1 to the Company Disclosure Schedule. The Memorandum of Incorporation and the Articles are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Memorandum of Incorporation or Articles in any material respect.

SECTION 2.3 Capitalization.

(a) The outstanding share capital of the Company as of the close of business on September 29, 2009 is EUR 167,257.33 divided into shares of EUR 0.01. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except as set forth in Section 2.3(a)(i) of the Company Disclosure Schedule. Each of the outstanding shares of capital stock or other securities of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 2.3(a)(ii) of the Company Disclosure Schedule, owned by the Company or by a direct or indirect wholly-owned subsidiary of the Company. Except as set forth in Section 2.3(a)(iii) of the Company Disclosure Schedule, the outstanding shares of capital stock or other securities of each of the Company’s subsidiaries owned by the Company or one of its subsidiaries are owned free and clear of any lien, charge, pledge, security interests or other similar encumbrance (“Lien”).

(b) As of the close of business on September 29, 2009, no Shares were held in the treasury of the Company and no Shares were owned by any subsidiary of the Company. Section 2.3(a)(iv) of the Company Disclosure Schedule sets forth the number of warrants to purchase Shares (“Company Warrants”) outstanding as of the close of business on September 29, 2009, the number of Shares subject to such Company Warrants, the identity of their holders, the dates of their granting and expiry (if applicable), the exercise or purchase price, the applicable vesting schedule and whether the exercisability of or rights to repurchase such Company Warrants will be accelerated in any way by the transactions contemplated by this Agreement. From the close of business on September 29, 2009 until the date of this

Agreement, no Company Warrants have been granted and no Shares have been issued, except for Shares issued pursuant to the exercise of Company Warrants in accordance with their terms. Except as may arise under mandatory provisions of law, under provisions contained in the certificate of incorporation or other governing documents of any subsidiary of the Company or as set forth in Section 2.3(a)(v) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its subsidiaries or any securities or obligations issued by the Company or any of its subsidiaries convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from the Company or any of its subsidiaries, any securities of the Company or any of its subsidiaries, and no securities or obligations evidencing such rights have been authorized or issued by the Company or its subsidiaries. The Company does not have outstanding any bonds, debentures, notes, other indebtedness or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c) Section 2.3(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (x) each of the Company’s subsidiaries, its jurisdiction of incorporation or organization and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other person or persons in each such subsidiary which is reflected in the books and records of the Company or the relevant subsidiary and (y) the Company’s or its subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other person other than securities in a publicly traded company held for investment by the Company or any of its subsidiaries and consisting of less than 1% of the outstanding capital stock of such other person.

SECTION 2.4 Authority. Each of the Company and Magyar Telecom has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and Magyar Telecom and the consummation by the Company and Magyar Telecom of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the Boards of Directors of the Company and Magyar Telecom, and no other corporate proceedings on the part of the Company or Magyar Telecom are necessary to authorize this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby, except for the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(c). This Agreement has been duly and validly executed and delivered by the Company and Magyar Telecom and, assuming the due authorization, execution and delivery hereof by the Debt Purchaser, constitutes a legal, valid and binding obligation of the Company and Magyar Telecom enforceable against the Company and Magyar Telecom in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Except for the vote of the shareholders of the Company necessary to satisfy the condition set forth in Section 6.1(c), no vote of the shareholders of the Company is required to adopt this Agreement or to approve the transactions contemplated hereby.

SECTION 2.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by each of the Company and Magyar Telecom do not and will not (i) conflict with or violate the Memorandum of Incorporation or Articles of the Company or the equivalent organizational documents of Magyar Telecom, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of Section 2.5(b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any statute, treaty, directive, law, rule or regulation of any Governmental Entity, stock exchange or industry self-regulatory organization (“Law”) or any order, writ, judgment, injunction, decree, stipulation or award by, of or subject to, any Governmental Entity (“Order”) applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to the creation of any Lien on any of the properties or assets of the Company or its subsidiaries under, or any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound or subjected, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, (A) prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement or (B) have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of the Company and Magyar Telecom and the consummation of the transactions contemplated hereby by the Company and Magyar Telecom do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any United States (“U.S.”) or non-U.S. federal, state, or local governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body (“Governmental Entity”), which, pursuant to applicable Law, is required to be made or obtained by the Company or Magyar Telecom, except for (i) the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NYSE AMEX Equities Exchange (formerly the American Stock Exchange) and VS Securities A/S, (iii) the applicable requirements of antitrust or other competition laws of jurisdictions other than the U.S. or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iv) the applicable requirements of, and filings with, those Governmental Entities regulating telecommunications businesses or the use of radio spectrum or regulating or limiting investment therein, set forth in Section 2.5(b) of the Company Disclosure Schedule (collectively, the “Regulatory Requirements”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, (A) prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement or (B) have a Material Adverse Effect.

SECTION 2.6 Compliance.

(a) Neither the Company nor any of its subsidiaries is in violation of any Law or Order applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or of any undertaking to or agreement with any Governmental Entity, except for any such violation that would not, individually or in the aggregate, have a Material Adverse Effect;

(b) the Company and its subsidiaries have or have made all filings, permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) with or from Governmental Entities required to conduct their respective businesses as now being conducted and all such Licenses are in full force and effect, except for any such Licenses the absence of which or the failure of which to be in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect; and

(c) the Company and its subsidiaries comply with all of the applicable technical requirements and specifications applicable to their Licenses and the use of radio and radio-electric frequencies (whether used with or without a License), except for any noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.7 SEC Filings; Financial Statements.

(a) The Company has filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (all such forms, reports, statements, certificates and other documents filed or furnished since January 1, 2007, collectively, the “SEC Reports”). Each of the SEC Reports, as amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date filed with the SEC or the date of the latest amendment thereto filed with or furnished to the SEC, as the case may be. None of the SEC Reports contained, when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 furnished to the SEC complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or, if amended prior to the date of this Agreement, as of the date of such amendment; have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s Reports on Form 6-K furnished to the SEC since December 31, 2008 complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of furnishing or, if amended prior to the date of this Agreement, as of the date of such amendment; have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE AMEX Equities Exchange (formerly the American Stock Exchange). To the knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC investigation or outstanding SEC comment. The Dataroom contains correct and complete copies of all material correspondence between the SEC and the Company.

(d) Except as would not have a Material Adverse Effect, the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud within the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2008 (or the notes thereto) included in the Company’s Annual Report on Form 20-F furnished to the SEC prior to the date of this Agreement for the fiscal year ended December 31, 2008 or in the Company’s Report on Form 6-K furnished to the SEC on August 6, 2009 for the quarter and six months ended June 30, 2009, (ii) for liabilities or obligations incurred or payable in connection with the transactions contemplated by this Agreement, (iii) for liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement, and (iv) for liabilities and obligations incurred in the ordinary course of business since June 30, 2009, neither the Company nor any subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise and whether due or to become due, other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.8 Absence of Certain Changes or Events. Since June 30, 2009 through the date of this Agreement, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice. Since June 30, 2009, there has not been any Material Adverse Effect.

SECTION 2.9 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, actions, proceedings, investigations, arbitrations, or mediations (“Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such Actions that would not, individually or in the aggregate, prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those that would not, individually or in the aggregate, prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect. There are no SEC inquiries or investigations, or other governmental inquiries or investigations or any internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by the Company or any officer thereof.

SECTION 2.10 Employee Benefit Plans.

(a) With respect to each Company Plan and except as would not have, or result in, individually or in the aggregate, a Material Adverse Effect:

(i) each Company Plan is in compliance with applicable Law and is being administered and operated in accordance with its terms;

(ii) all employer and employee contributions to each Company Plan required by applicable Law or by the terms of the Company Plan have been made when due, or, if applicable, accrued in accordance with normal accounting practices;

(iii) each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter;

(iv) no outstanding claim, action or litigation, has been made, commenced or, to the Company’s knowledge, threatened with respect to any Company Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims); and

(v) no Company Plan is subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has in the past sponsored, maintained or contributed to (or had any obligation to contribute to) any plan subject to Title IV of ERISA.

(b) No Company Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, redundancy pay, retention pay, unemployment compensation or any other payment, except as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount or otherwise cause the payment, of compensation or benefits to any such Company Employee.

(c) For purposes of this Agreement:

(i) “Company Plan” means each material employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each material employment, severance or similar contract, plan, arrangement or policy, and each other material written plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation or employee assistance program maintained by the Company and/or any of its subsidiaries for the benefit of any current, former or retired employee, officer, consultant, individual independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”), or to which the Company or any such subsidiary contributes (or has any obligation to contribute), or is a party.

(ii) “ERISA Affiliate” of any person means any other Person which, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

SECTION 2.11 Labor and Employment Matters. As of the date of this Agreement, (i) neither the Company nor any subsidiary is a party to or required to comply with any collective bargaining agreement, nor is any such agreement presently being negotiated by the Company or any of its subsidiaries and (ii) to the knowledge of the Company, no notice to terminate the contract of employment of any key employee of the Company (whether given by the Company or by the employee) is pending, outstanding or threatened in writing. As of the date of this Agreement, there are no strikes or material work stoppages, slowdowns, lockouts pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries, and, except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no arbitrations or grievances, unfair labor practice charges or complaints or other labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries. Except as would not have a Material Adverse Effect, whether individually or in the aggregate, the Company and each of its subsidiaries is currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of sums as required by applicable law. The Company and each of its subsidiaries have, whenever required by applicable law, duly informed and consulted each works’ council, or similar representative body, or otherwise satisfied any applicable procedural and substantive requirements vis-á-vis any applicable works’ council or similar representative body, in connection with the entering into of this Agreement.

SECTION 2.12 Contracts.

(a) Except for this Agreement, as set forth in the Dataroom or as set forth on Section 2.12(a) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract containing covenants binding upon the Company or any of its subsidiaries that restricts the ability of the Company or any of its subsidiaries to compete in any business or with any person or in any geographic area where, in each case, such restrictions are material to the business of the Company and its subsidiaries, taken as a whole, except for any such Contract that may be cancelled without penalty by the Company or subsidiary that is a party thereto upon notice of six months or less; (iii) any Contract with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); (iv) any Contract that requires financial commitments or expenditures by the Company or any subsidiary of greater than €10 million; (v) any Contract for the acquisition or disposition by the Company or any of its subsidiaries of assets for a value of more than €10 million; (vi) any Contract that prohibits the payment of dividends or distributions in respect of capital stock of the Company or any of its subsidiaries, prohibits the pledging of capital stock of the Company or any of its subsidiaries, or prohibits the issuance of guarantees by the Company or any of its subsidiaries; (vii) any Contract pursuant to which any indebtedness for borrowed money with a principal amount in excess of €10 million of the Company or any of its subsidiaries is outstanding or may be incurred and all guarantees by the Company or any of its subsidiaries of any indebtedness for borrowed money with a principal amount in excess of €10 million of any person (other than the Company, any wholly-owned subsidiary of the Company or Invitel Zrt.); or (viii) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (viii) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company or its subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contract by the Company or its subsidiary that is a party thereto or, to the knowledge of the Company, any counterparty thereto and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any counterparty thereto, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 2.13 Affiliate Transactions. Except as set forth on Section 2.13 of the Company Disclosure Schedule, no former or present executive officer or director of the Company or any of its subsidiaries or, to the knowledge of the Company, any person owning 5% or more of the Shares is a party to any Contract with the Company or any of its subsidiaries or has any interest in any property owned by the Company or any of its subsidiaries of the type that would be required to be disclosed under Item 404 of Regulation S–K under the Securities Act (“Affiliate Transactions”). The Dataroom contains correct and complete copies of each Contract providing for each Affiliate Transaction.

SECTION 2.14 Tax Matters.

(a) Except as otherwise set forth on Section 2.14 of the Company Disclosure Schedule, (i) all income and all other material Tax Returns required to be filed by the Company and each of its subsidiaries prior to the date hereof have been timely filed (except those remaining unfiled as of the date hereof as the result of an effective and valid extension); (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) as of the date of this Agreement, all Taxes required to be paid or withheld by the Company and each of its subsidiaries have been timely paid or withheld, and Taxes not yet required to be paid that are with respect to taxable periods covered by the most recent financial statements have been adequately provided for on the most recent financial statements of the applicable entity (unless such Taxes are being contested in good faith and by appropriate proceedings, in which case adequate reserves for such Taxes have been established in the financial statements of the appropriate entity in accordance with generally accepted accounting principles); (iv) no event has occurred since the date of the last filed U.S. federal income Tax Return of the Company that would require the Company or any of its subsidiaries to pay a material amount of Taxes attributable to a taxable period covered by the most recent financial statements that was not reflected on such financial statements; (v) as of the date of this Agreement, neither the Seller, the Company nor any of its subsidiaries has received written notice of any claim, action, assessment or adjustment by a Tax authority with respect to, any Taxes; (vi) there are no audits, examination investigations or other proceedings pending or, to the Company’s knowledge, threatened in writing in respect of Taxes of the Company or any of its subsidiaries; (vii) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries; (viii) none of the Company or any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax law) occurring during the two-year period ending on the date hereof; (ix) no waivers or extensions of any statute of limitations have been granted or requested and remain in effect with respect to any Taxes of the Company or its subsidiaries; (x) none of the Company or any of its subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (xi) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) has been entered into by or with respect to the Company or any of its subsidiaries; (xii) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or any similar provision of state, local or foreign Tax law (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), (C) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, (D) has had a change of accounting method for or other transaction occurring in a taxable period ending on or prior to the date of this Agreement that could produce taxable income in a taxable period ending after the date of this Agreement, or (E) has made an installment sale or an open transaction disposition on or prior to the date of this Agreement; (xiii) none of the Company or any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiv) no written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Returns that the Company or any of its subsidiaries is or may be subject to taxation by that authority; (xv) none of the Company or any of its subsidiaries had any amount includible in its income for the 2008 taxable year under Section 951 of the Code; (xvi) the Company and each of its subsidiaries has no outstanding U.S. federal income Tax liability arising from any of (A) the transfer of Hungarotel Zrt, PanTel Kft, and PanTel Technocom Kft by the Company to HTCC Sub in 2007, or (B) the transfer of HTCC Sub by the Company to Invitel Holdings Hungary Kft in November 2008; (xvii) neither the Company nor any of its subsidiaries will incur any additional U.S. federal income Tax liability in connection with the filing of an amended 2007 U.S. federal income Tax Return; (xviii) the Company is not now and never has been treated as a domestic corporation for U.S. federal income Tax purposes under the provisions of Section 7874 of the Code; (xix) from 24 February 2009 the Company is duly regarded as a resident of Hungary for the purposes of corporate income Tax, special Tax and the Income and Capital Tax Convention between Hungary and Denmark and is not regarded as being a resident of Denmark for any purpose of Danish Tax Law; and (xx) the Company possesses sufficient written evidence in its permanent books and records, collected contemporaneously with its original execution, to substantiate that its effective place of management is in Hungary and to support its transfer pricing methodology in accordance with the Hungarian Corporate Tax Act (Act no. 81/1996).

(b) For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 2.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or, to the knowledge of the Company, on behalf of the Company or any of its subsidiaries.

SECTION 2.16 Rights Plans. The Company does not have a stockholder rights plan in effect.

SECTION 2.17 Successor in Interest. The Company is the “successor” to HTCC within the meaning of such term in each of (a) the Indenture dated as of August 6, 2004 providing for the issuance of the 2004 Notes by Magyar Telecom, as subsequently amended and/or supplemented as of May 23, 2006, September 29, 2006, March 9, 2007, April 27, 2007, March 5, 2008, March 14, 2008, February 2, 2009 and March 26, 2009; (b) the 2006 PIK Notes Indenture; and (c) the Indenture dated as of April 27, 2007 providing for the issuance of the 2007 Notes by HTCC Holdco II B.V., as subsequently amended and/or supplemented as of April 27, 2007, July 26, 2007, March 5, 2008, March 14, 2008, February 2, 2009 and March 26, 2009.

SECTION 2.18 Regulation S. The Company is a “foreign issuer” (as defined under Regulation S).

SECTION 2.19 Offer Documents. The Cash-Paid Notes Tender Offer Documents and the information supplied or to be supplied by the Company or Magyar Telecom for inclusion or incorporation by reference in the PIK Notes Tender Offer Documents will not, at the date it is first published, sent or given to the holders of the 2007 Notes, the 2004 Notes or the 2006 PIK Notes, as the case may be, and during the pendency of the Cash-Paid Notes Tender Offer and the PIK Notes Tender Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

SECTION 2.20 Tag Along Agreement. As of the date of this Agreement, neither the Company nor any of its affiliates has received any addendum to the Tag Along Agreement, dated as of April 27, 2007 (the “Tag Along Agreement”), among TDC and the companies listed on Schedule 1 thereto from any person and, to the knowledge of the Company, no other person is a party to the Tag Along Agreement or has executed an addendum to, or agreed to be bound by the terms of, the Tag Along Agreement, other than the companies listed on Schedule 1 to the Tag Along Agreement.

SECTION 2.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, the Debt Purchaser acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Debt Purchaser. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to the Debt Purchaser or any other person resulting from the distribution to the Debt Purchaser, or the Debt Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Debt Purchaser in the Dataroom or management presentations or during due diligence sessions or other meetings with management in expectation of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE DEBT PURCHASER

The Debt Purchaser hereby represents and warrants to the Company and Magyar Telecom that:

SECTION 3.1 Organization. The Debt Purchaser is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. The Debt Purchaser is not in violation of its organizational or governing documents. One or more affiliates of Mid Europa Partners Limited (“MEP”) together beneficially own all of the outstanding capital stock of the Debt Purchaser free and clear of all Liens.

SECTION 3.2 Authority. The Debt Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Debt Purchaser and the consummation by the Debt Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Board of Directors of the Debt Purchaser, and no other corporate proceedings on the part of the Debt Purchaser is necessary to authorize this Agreement, to perform its obligations hereunder, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Debt Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and Magyar Telecom, constitutes a legal, valid and binding obligation of the Debt Purchaser enforceable against the Debt Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Debt Purchaser and the consummation of the transactions contemplated hereby by the Debt Purchaser do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or similar organizational documents) of the Debt Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of Section 3.3(b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or any Order applicable to the Debt Purchaser or by which they or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to the creation of any Lien on any of the properties or assets of the Debt Purchaser under, or any right of termination, cancellation, amendment or acceleration of, any Contract to which the Debt Purchaser is a party or by which the Debt Purchaser or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by the Debt Purchaser and the consummation of the transactions contemplated hereby by the Debt Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, which, pursuant to applicable Law, is required to be made or obtained by the Debt Purchaser, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NYSE AMEX Equities Exchange (formerly the American Stock Exchange), (iii) the applicable requirements of Foreign Antitrust Laws, (iv) the Regulatory Requirements and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 3.4 Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Debt Purchaser, threatened against the Debt Purchaser or any of its subsidiaries, other than any such Actions that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. Neither the Debt Purchaser nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any Order that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 3.5 Offer Documents. The PIK Notes Tender Offer Documents and the information supplied or to be supplied by the Debt Purchaser for inclusion or incorporation by reference in the Cash-Paid Notes Tender Offer Documents will not, at the date it is first published, sent or given to the holders of the 2007 Notes, the 2004 Notes or the 2006 PIK Notes, as the case may be, and during the pendency of the PIK Notes Tender Offer and the Cash-Paid Notes Tender Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.6 Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (Europe) Limited and Lazard Frères, whose fees shall be paid by the Debt Purchaser) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Debt Purchaser.

SECTION 3.7 Financing.

(a) The Debt Purchaser has delivered to the Company true and complete copies of (i) the equity commitment letter, dated as of September 30, 2009, among Mid Europa Fund III (the “Fund”), Hungarian Telecom LP, a limited partnership organized under the laws of Guernsey, Channel Islands (“Hungarian Telecom”), the Purchasers, TDC and the Company (the “Equity Financing Commitment”) pursuant to which, and subject to the terms and conditions of which, the Fund has committed to invest or cause an investment to be made in the Purchasers in the amount set forth therein (the “Equity Financing”) for the purpose of (x) funding the transactions contemplated by the TDC Agreement and (y) funding the transactions contemplated by this Agreement, including (A) the purchase of all of the 2006 PIK Notes validly tendered and not withdrawn pursuant to, and subject to the terms and conditions of, the PIK Notes Tender Offer, in accordance with Section 1.1 and the PIK Notes Tender Offer Documents and (B) the increase, by an amount of up to €91,452,796, in the principal amount made available by the Debt Purchaser to Magyar Telecom under the New Shareholder Loan Agreement, in order to allow Magyar Telecom to fund (1) the purchase of a portion of the Cash-Paid Notes, subject to the terms and conditions of the Cash-Paid Notes Tender Offer, in accordance with Section 1.2 and the Cash-Paid Notes Tender Offer Documents and (2) the partial repayment, in an amount of €10,700,000, of the outstanding principal amount of the Subordinated Term Loan, in accordance with Section 1.3 and (ii) the documents set forth in Annex 3.7 to the TDC Agreement (the “Roll-Over Commitments” and together with the Equity Financing Commitment, the “Financing Commitments”) in connection with the roll-over of indebtedness of Magyar Telecom under the Subordinated Loan Agreement and Invitel Zrt under the Senior Facilities Agreement (each as defined in the Voting Agreement) as contemplated by Section 1.5 (the “Roll-Over” and together with the Equity Financing, the “Financing”). The Financing Commitments have not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect prior to the date of this Agreement. The Equity Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of each of the parties thereto. As of the date of this Agreement, the Roll-Over Commitments are in full force and effect and constitute the legal, valid and binding obligations of Hungarian Telecom and, to the knowledge of the Debt Purchaser, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Financing Commitment. There are no conditions precedent or other contingencies related to the Roll-Over, other than as expressly set forth in the Roll-Over Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Equity Financing Commitment and the New Shareholder Loan Agreement, in conjunction with the arrangements in respect of the Roll-Over, will be sufficient for the Purchasers to fund the transactions contemplated by this Agreement, pay any fees and expenses to be borne by the Debt Purchaser in accordance with this Agreement and fund the transactions contemplated by the TDC Agreement, less €2,200,000 and any fees and expenses of White & Case LLP in relation to the Proposed Transaction (as defined in the Voting Agreement). As of the date of this Agreement, (i) no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) in each case, on the part of the Fund, Hungarian Telecom or the Purchasers under the Equity Financing Commitment or Hungarian Telecom or, to the knowledge of the Debt Purchaser, the other parties to the Roll-Over Commitments, and (ii) subject to the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof and Section 6.1 and Section 6.2 of the TDC Agreement, the conditions to the Equity Financing will be satisfied and the Equity Financing will be available to the Purchasers on the Closing Date and (iii) subject to satisfaction by the Underwriters (as defined in the Commitment Agreement) that the Existing Debt Roll-Over Conditions will be satisfied, the Roll-Over in accordance with the terms of the Commitment Agreement will occur.

(b) The Proposed Transaction (as defined in the voting agreement, dated as at the date hereof, among, inter alios, Hungarian Telecom and certain of the Lenders and the Subordinated Lenders (each as defined therein) (the “Voting Agreement”)) are the transactions contemplated by this Agreement and the TDC Agreement.

SECTION 3.8 Ownership of Shares. As of the date of this Agreement, neither the Debt Purchaser nor any of its affiliates owns (directly or indirectly, beneficially or of record) any Shares and neither the Debt Purchaser nor any of its affiliates holds any rights to acquire or vote any Shares except pursuant to or as contemplated in this Agreement.

SECTION 3.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of the Debt Purchaser is necessary to approve this Agreement or the transactions contemplated hereby.

SECTION 3.10 No Other Information. The Debt Purchaser acknowledges that the Company and Magyar Telecom make no representations or warranties as to any matter whatsoever except as expressly set forth in Article II. The representations and warranties set forth in Article II are made solely by the Company and no director, executive officer, employee, agent or representative of the Company or Magyar Telecom shall have any responsibility or liability related thereto.

SECTION 3.11 Access to Information; Disclaimer. The Debt Purchaser acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the Dataroom and certain vendor due diligence reports with respect to the Company and its subsidiaries, and their businesses, operations, assets, financial condition and results of operation, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article II of this Agreement, and that all other representations and warranties are specifically disclaimed.

ARTICLE IV

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

SECTION 4.1 Conduct of Business of the Company Prior to the Closing. The Company covenants and agrees that, during the period from the date hereof until the Closing, except as contemplated by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, or as required by Law, or, in respect of the covenants and agreements set forth in Sections 4.1(viii), 4.1(xiii) and 4.1(xv), if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law, or unless the Debt Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the business of the Company and its subsidiaries shall be conducted in its ordinary course consistent with past practice, and, the Company shall, and shall cause the Company’s subsidiaries to, use commercially reasonable efforts to preserve substantially intact the Company’s and its subsidiaries’ business organizations, keep available the services of the Company’s and its subsidiaries’ current officers and key employees and maintain the Company’s and its subsidiaries’ relationships with customers, suppliers, distributors and other persons with which the Company has and its subsidiaries have material business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, except as otherwise contemplated by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule, or as required by Law, neither the Company nor any of its subsidiaries shall directly or indirectly, without the prior written consent of the Debt Purchaser (which consent shall not be unreasonably withheld or delayed, and shall be deemed to be given if not provided or rejected within five Business Days of receipt of written notice of the Company requesting consent):

(i) amend or otherwise change its Memorandum of Incorporation or Articles or any similar governing instruments;

(ii) issue, deliver, sell, grant, award, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to restricted stock units, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of Shares upon the exercise of Company Warrants);

(iii) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company, a wholly-owned subsidiary of the Company or Invitel Zrt.);

(iv) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets or otherwise), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof, in each case, except for (A) acquisitions or investments that do not exceed €1 million in the aggregate, and (B) acquisitions or investments in the ordinary course of business for cash management purposes;

(vi) sell, assign, transfer, lease, license or otherwise encumber or dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, assign, transfer, lease, license or otherwise encumber or dispose of any assets, other than (A) sales or dispositions of equipment and/or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts, (B) other sales or dispositions of assets that do not exceed €1 million in the aggregate or (C) leases of capacity or dark fibers (including entering into indefeasible rights of use with respect thereto);

(vii) other than in the ordinary course of business, enter into, terminate or amend in any material respect any Material Contract or grant any waiver or release or relinquish or assign any right or claim under any such Material Contract that is material to the Company and its subsidiaries taken as a whole;

(viii) except for borrowings under the Company or its subsidiaries’ existing credit facilities in the ordinary course of business, incur or modify in any material respect in a manner adverse to the Company or its subsidiaries the terms of any material indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than the Company or a subsidiary of the Company);

(ix) except to the extent required under any Company Plan as in effect on the date of this Agreement or as required by applicable Law or in the ordinary course of business consistent with the past practices of the Company and its subsidiaries, (A) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors or officers (other than an increase of not more than 5%), (B) grant any severance or termination pay not provided for under any Company Plan, (C) enter into any employment, consulting, change in control or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers, (D) establish, adopt or enter into any new employee benefit plan or arrangement or amend or terminate any Company Plan or (E) enter into any negotiations or agreements with any union, works council or similar employee representative body;

(x) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(xi) (A) make any material Tax election or change any method of Tax accounting, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any income or any material Tax, (D) change any Tax accounting period, (E) enter into any closing agreement relating to any income or any material Tax or (F) surrender any right to claim a material Tax refund;

(xii) settle or compromise any Action, other than a settlement or compromise of litigation where the amount paid does not exceed €500,000 with respect to any individual case or €1,500,000 in the aggregate or, if greater, the total incurred case reserve amount for such matter, as of the date of this Agreement, maintained by the Company;

(xiii) adopt or enter into any plan of complete or partial liquidation or dissolution of the Company or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

(xiv) enter into, amend, waive or terminate (other than any termination in accordance with its terms) any Affiliate Transaction;

(xv) amend or modify the Seller Loan Agreement or repay or waive any amounts outstanding thereunder;

(xvi) take any action or fail to take any action (A) to cause its representations and warranties set forth in Article II to be untrue in any material respect, or (B) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement; or

(xvii) agree to take or authorize any of the actions described in Section 4.1(i) through Section 4.1(xvi).

SECTION 4.2 Conduct of Business of the Debt Purchaser Prior to the Closing. The Debt Purchaser agrees that, between the date of this Agreement and the Closing, it shall not, directly or indirectly, take any action (a) to cause their representations and warranties set forth in Article III to be untrue in any material respect; or (b) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

SECTION 4.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give the Debt Purchaser, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Debt Purchaser’s or its subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Company and the Debt Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations. Nothing in this Section 4.3 shall limit the rights and obligations of the parties under Section 4.1 and Section 4.2 hereof.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Company Shareholder Meeting; Notice.

(a) As soon as practicable after the date of this Agreement, the Company shall take all action necessary under, and in accordance with, applicable Law, the Memorandum of Incorporation, the Articles and the Deposit Agreement, dated as of February 27, 2009, by and among the Company, Deutsche Bank Trust Company Americas (“Deutsche Bank”) and the holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) to vote on the approval and adoption of (i) this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) the election of Michael Krammer, Thierry Baudon, Craig Butcher and Nikolaus Bethlen (the “Purchaser Directors”) to the Board of Directors of the Company as alternate directors of the Seller Directors (as defined in the TDC Agreement), effective as of the date of the Company Shareholder Meeting. Upon resignation of a Seller Director, a Purchaser Director will, by operation of law, replace the resigning Seller Director as director of the Company.

(b) In connection with the Company Shareholder Meeting, the Company shall (i) publicize the notice of the Company Shareholder Meeting (the “Notice”) by filing the Notice with the Danish Commerce and Companies Agency pursuant to Section 9.4 of the Articles and (ii) provide a copy of the Notice to Deutsche Bank, as depositary for the American Depositary Receipts facility. The Notice shall include a description of (A) the proposals on the agenda for the Company Shareholder Meeting, (B) information regarding the conditionality and interdependency of this Agreement and the TDC Agreement, (C) the Board of Directors’ recommendation that the shareholders of the Company approve and adopt this Agreement and the consummation of the transactions contemplated by this Agreement, (D) the election of the Purchaser Directors to the Board of Directors of the Company as alternate directors of the Seller Directors and (E) a statement that, no later than eight days prior to the date of the Company Shareholder Meeting, the agenda of the Company Shareholder Meeting and a complete description of the proposals on the agenda are available for inspection by any registered shareholder of the Company at the offices of the Company and will be sent to any registered shareholder upon request. The Debt Purchaser and the Company shall cooperate with each other in the preparation of the Notice, and the Company shall notify the Debt Purchaser of the receipt of any comments of any Governmental Entity with respect to the Notice and of any requests for any amendment or supplement thereto or for additional information and shall promptly provide to the Debt Purchaser copies of all correspondence between the Company or its representatives and any Governmental Entity with respect thereto. The Company shall give the Debt Purchaser and its counsel a reasonable opportunity to review and comment on the Notice, including all amendments and supplements thereto, prior to such documents being filed or publicized and shall give the Debt Purchaser and its counsel a reasonable opportunity to review and comment on all responses to requests for any additional information and replies to any comments to Governmental Entities prior to their being filed or sent. Each of the Debt Purchaser and the Company agrees to use its reasonable best efforts, after consultation with each other, to respond promptly to all such requests and comments.

(c) As soon as practicable following the approval of the election of the Purchaser Directors as alternate directors of the Company, by the shareholders of the Company at the Company Shareholder Meeting, the Company shall register the election of the Purchaser Directors as alternate directors of the Company with the Danish Companies and Commerce Agency and the Company shall provide written confirmation of such registration to the Debt Purchaser. If, following the approval of the election of the Purchaser Directors as alternate directors of the Company by the shareholders of the Company at the Company Shareholder Meeting, this Agreement is terminated, the Debt Purchaser shall cause the Purchaser Directors to submit their resignations as alternate directors of the Company effective as of the date of termination of the Agreement.

SECTION 5.2 Access to Information; Confidentiality.

(a) From the date hereof to the Closing or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries and its and their respective officers, directors and employees to, afford the officers, employees, auditors, financing sources and other authorized representatives of the Debt Purchaser reasonable access, consistent with applicable law, at reasonable times to its and their respective officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish the Debt Purchaser with all financial, operating and other data and information as the Debt Purchaser, through its officers, employees, auditors, advisors, financing sources or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers or suppliers, jeopardize any attorney-client or similar legal privilege of the Company or its subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such violation, prejudice, jeopardy or contravention).

(b) The Debt Purchaser will hold and treat and will cause its officers, employees, auditors, financing sources and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to the Debt Purchaser in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated July 27, 2009, between the Company, TDC and MEP (the “Confidentiality Agreement”) which Confidentiality Agreement shall, subject to Section 5.2(c) below, remain in full force and effect in accordance with its terms.

(c) Notwithstanding anything in the Confidentiality Agreement to the contrary, the Company agrees that none of the transactions contemplated by this Agreement or the TDC Agreement shall constitute a breach of the restrictions set forth in Section 7 of the Confidentiality Agreement.

(d) As of the Closing, the Company agrees that the restrictions set forth in Section 7 of the Confidentiality Agreement shall terminate, cease and no longer apply to MEP, its affiliates and associates (as such terms are defined in Rule 12b-2 of the Exchange

Act), and the Company hereby waives, effective as of the Closing, any and all of its rights under Section 7 of the Confidentiality Agreement and hereby releases MEP, its affiliates and associates, effective as of the Closing, from their obligations under such Section.

SECTION 5.3 No Solicitation. Except as otherwise agreed in writing with the Debt Purchaser, the Company agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, neither it nor any of its affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any person (A) relating to any acquisition or purchase of all or any portion of the capital stock or other securities of the Company or any of its subsidiaries or the assets or properties of the Company or any of its subsidiaries or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any of its subsidiaries or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other person to seek to do any of the foregoing; provided that nothing in this Section 5.3 shall restrict the Company from participating in any discussions, conversations, negotiations or other communications regarding, or furnishing to any other person any information with respect to, an unsolicited offer or proposal relating to the foregoing if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Debt Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to the Debt Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, without the prior written consent of the Debt Purchaser, release any person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of the Company’s subsidiaries is a party.

SECTION 5.4 Consultation Obligations. By the Closing Date, the Company and each of its subsidiaries shall take all necessary action to comply with any employee consultation, notice, consent and opinion requirements under applicable Law or under agreements with works councils or other employee representative bodies relating to the transactions contemplated by this Agreement.

SECTION 5.5 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to obtain promptly all necessary authorizations, consents, orders and approvals of all federal, state and local and foreign regulatory bodies and officials for its execution and delivery of, and the performance by it of its obligations pursuant to, this Agreement. The parties shall cooperate with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals, it being understood that none of the parties hereto is required to pay any fees or other payments to any such regulatory bodies or officials in order to obtain any such authorization, consent, order or approval. Notwithstanding the provision of the preceding sentence, the Purchasers shall pay all filing fees associated with any filings under applicable Foreign Antitrust Law or Regulatory Requirements.

(b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.5(a) to obtain all necessary approvals and authorizations for the transactions contemplated by this Agreement under any Foreign Antitrust Laws or Regulatory Requirements, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other parties reasonably informed of any communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the relevant Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the parties hereto shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has, prior to such termination, complied in all material respects with its obligations under this Section 5.5.

SECTION 5.6 Public Announcements. Each of the parties hereto agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company, TDC and the Debt Purchaser (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION 5.7 Notices of Certain Changes. The Company shall give prompt written notice to the Debt Purchaser, and the Debt Purchaser shall give prompt written notice to the Company, upon obtaining knowledge of (i) any notice or other communication received by such party or parties from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby if the subject matter of such communication could reasonably be expected to be material to the Company or the Debt Purchaser, (ii) any Actions commenced or, to such party’s or parties’ knowledge, threatened against, relating to or involving or otherwise affecting such party or parties or any of its or their subsidiaries which relate to this Agreement or the transactions contemplated hereby, and (iii) the discovery of any fact, event or circumstance that (A) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any of such person’s representations, warranties, covenants or agreements contained herein, (B) would cause, or would reasonably be expected to cause, the failure of any condition precedent to the Debt Purchaser’s or the Company’s obligations under this Agreement or (C) would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 5.7 and that (x) the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the Debt Purchaser or the Company under this Agreement, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement, nor affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties and (y) disclosure by the Company or the Debt Purchaser shall not constitute an exception to any representation or warranty. This Section 5.7 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

SECTION 5.8 Directors’ Indemnification. After the Second Stage Closing, the Debt Purchaser shall ensure that the articles of association of the Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors than are presently set forth in the Articles, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Second Stage Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.

SECTION 5.9 TDC Agreement. The Debt Purchaser shall perform its obligations under the TDC Agreement and any documents referred to therein or entered into pursuant thereto (the “TDC Documents”). Except as expressly provided in this Agreement, the Debt Purchaser shall not agree to any amendments or supplements to the terms and conditions of the TDC Documents without the prior written consent of the Company. In the event that either Purchaser waives any condition to its obligations pursuant to the TDC Agreement, such condition shall also be deemed waived for purposes of this Agreement.

SECTION 5.10 Financing.

(a) The Debt Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including to (A) maintain in effect the Financing Commitments, (B) satisfy on a timely basis all conditions applicable to the Debt Purchaser to obtaining the Financing that is within its control (including by consummating the Equity Financing at or prior to the Closing), (C) to the extent not previously entered into, enter into definitive agreements with respect thereto on terms and conditions described in or contemplated by the Financing Commitments and (D) consummate the Financing at or prior to the Closing (including by seeking to enforce its rights under the Roll-Over Commitments against the lenders and other persons providing the Roll-Over Commitments). The Debt Purchaser shall not agree to or permit any amendment, replacement, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Financing, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), provided that any such amendment, replacement, supplement or other modification to the Roll-Over Commitments (i) does not involve any conditions to funding the Roll-Over that are not contained in, and satisfied on the date of entry into, such amendment, replacement, supplement or other modification to the same extent as, the Roll-Over Commitments and (ii) does not prevent, materially impede or materially delay the consummation of the Roll-Over or the transactions contemplated by this Agreement or the TDC Agreement; and provided that the Debt Purchaser may replace and amend the Roll-Over Commitments solely for the purpose of adding lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Roll-Over Commitments as of the date of this Agreement so long as such addition does not prevent, materially impede or materially delay the consummation of the Roll-Over or the transactions contemplated by this Agreement or the TDC Agreement. Upon any such amendment, replacement, supplement or modification of the Financing Commitments in accordance with this Section 5.10, the term “Financing Commitments” shall mean the Financing Commitments as so amended, replaced, supplemented or modified.

(b) The Debt Purchaser shall give the Company prompt written notice of any material breach by any party of the Financing Commitments of which the Debt Purchaser becomes aware or any termination of the Financing Commitments. The Debt Purchaser shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing.

SECTION 5.11 Commitments Relating to New Shareholder Loan and 2006 PIK Notes.

(a) Subject to Section 5.11(c), if HTCC Sub is unable to repay or refinance any amounts due under the 2006 PIK Notes at maturity, the Debt Purchaser agrees that, in respect of any 2006 PIK Notes acquired by it pursuant to the PIK Notes Tender Offer, upon maturity of the 2006 PIK Notes, the Debt Purchaser will, without prejudice to its other rights in respect of the 2006 PIK Notes, extend the maturity date in respect of such amounts that HTCC Sub is unable to repay or refinance for a term not to exceed three years; provided that (i) HTCC Sub and the Debt Purchaser undertake (in good faith) to negotiate and agree an exchange or other non-cash refinancing of 2006 PIK Notes held by the Debt Purchaser on or prior to the initial maturity date and (ii) such exchange or other non-cash refinancing is made on then market terms (as demonstrated by written independent advice from an agreed third party investment bank or other financial institution). The Company acknowledges that the Debt Purchaser will not be able to control or direct the actions of unaffiliated holders of 2006 PIK Notes and that those such holders might, pursuant to the terms of the 2006 PIK Notes, be able to cause the trustee in respect of the 2006 PIK Notes to seek repayment of all 2006 PIK Notes. In such an event, the Company agrees no breach of this undertaking will have occurred; provided that HTCC Sub and the Debt Purchaser are then negotiating (in good faith) to agree an exchange or other non-cash refinancing of 2006 PIK Notes held by the Debt Purchaser on or prior to such maturity.

(b) Subject to Section 5.11(c), if Magyar Telecom is unable to repay or refinance the New Seller Loan Agreement at maturity, the Debt Purchaser agrees that upon maturity of the New Seller Loan Agreement, the Debt Purchaser will, without prejudice to its other rights under the New Seller Loan Agreement, extend the maturity date of the New Seller Loan Agreement for a term not to exceed three years; provided that (i) Magyar Telecom and the Debt Purchaser undertake (in good faith) to negotiate and agree an exchange or other non-cash refinancing of the New Seller Loan Agreement held by the Debt Purchaser on or prior to the initial maturity date and (ii) such exchange or other non-cash refinancing is made on then market terms (as demonstrated by written independent advice from an agreed third party investment bank or other financial institution).

(c) In respect of Section 5.11(a) and (b) above, the Company agrees to undertake or cause HTCC Sub and Magyar Telecom to undertake bona fide efforts to refinance the relevant credit instruments in the six month period prior to the relevant maturity dates, such efforts to include, without limitation, the appointment of investment banks, legal and accounting advisors and, if deemed advisable after consultation with the financial and other advisors appointed by the Company, HTCC Sub or Magyar Telecom (i) the drafting, completion and circulation of relevant marketing materials (including bank books, offering memorandum or other such materials) and (ii) the completion of marketing efforts such as a road show, bank meeting or other similar process with prospective investors. Further, the Company agrees that the Debt Purchaser shall have a right to participate in any refinancing of the New Shareholder Loan or the 2006 PIK Notes or to make a counter proposal with respect to any refinancing offer received by the Company, HTCC Sub or Magyar Telecom.

(d) Subject to the foregoing, nothing in this Section 5.11 will otherwise restrict or limit the ability of the Debt Purchaser to enforce its rights in respect of the 2006 PIK Notes or the New Seller Loan Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Obligation of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) no federal, state, local or foreign Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party agrees to comply with Section 5.5;

(b) all required approvals under Foreign Antitrust Laws in the jurisdictions set forth in Annex 6.1(b) applicable to the transactions contemplated by this Agreement shall have been obtained or any applicable waiting period (or extension thereof) shall have been terminated or expired; and

(c) at the Company Shareholder Meeting, the holders of a majority of the outstanding Shares shall have approved (such approval, the “Company Shareholder Approval”) (i) this Agreement (with appendices) and the consummation of the transactions contemplated by this Agreement and (ii) the election of the Purchaser Directors to the Board of Directors as alternate directors of the Company, effective as of the date of the Company Shareholder Meeting, following nomination of such Purchaser Directors by at least a majority of the members of the Board of Directors of the Company holding office immediately prior to the Closing.

SECTION 6.2 Conditions to Obligations of the Debt Purchaser. The obligations of the Debt Purchaser to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions (other than the condition set forth in Section 6.2(a) which shall solely be a condition to draw down under the New Shareholder Loan Agreement):

(a) solely for purposes of draw down under New Shareholder Loan Agreement, the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 2.3 and in the last sentence of Section 2.8) shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, then as of such specified date), except where the failure of any representations and warranties to be so true and correct would not have a Material Adverse Effect. Each of the representations and warranties of the Company set forth in Section 2.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (unless any representation or warranty is made only as of a specific date, then such representation or warranty shall have been true and correct in all respects as of such specified date). The representations and warranties of the Company set forth in the last sentence of Section 2.8 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;

(b) each of the Company and Magyar Telecom shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c) the Debt Purchaser shall have received a certificate dated as of the Closing Date signed by a duly authorized officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b);

(d) the conditions to the consummation of the PIK Notes Tender Offer (other than the condition relating to completion of the Proposed Transaction) shall have been satisfied or waived in accordance with the terms of the PIK Notes Tender Offer;

(e) the conditions to the consummation of the Cash-Paid Notes Tender Offer (other than the condition relating to completion of the Proposed Transaction) shall have been satisfied or waived in accordance with the terms of the Cash-Paid Notes Tender Offer;

(f) the Requisite Noteholder Consents shall have been obtained;

(g) the Existing Debt Roll-Over Conditions (as set forth in Annex 6.2(g) hereto) shall have been satisfied or waived; and

(h) all conditions to closing under the TDC Agreement (other than the condition in relation to the closing of this Agreement) shall have been satisfied or waived in accordance therewith (except if the failure of such conditions to be satisfied results from a breach by the Equity Purchaser or the Debt Purchaser of any of their respective representations, warranties, covenants or agreements under the TDC Agreement).

SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Debt Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b) the Debt Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c) the Company shall have received a certificate dated as of the Closing Date signed by a duly authorized officer of the Debt Purchaser, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b); and

(d) all conditions to closing under the TDC Agreement (other than the condition in relation to the Closing of this Agreement) shall have been satisfied or waived in accordance therewith (except if the failure of such conditions to be satisfied results from a breach by TDC of any of its representations, warranties, covenants or agreements under the TDC Agreement).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement shall be automatically terminated upon termination of the TDC Agreement in accordance with its terms and the Debt Purchaser shall provide written notice to the Company immediately upon the occurrence of any such termination. In addition, this Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Debt Purchaser and the Company;

(b) by the Debt Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable; or

(c) by the Debt Purchaser or the Company if the Closing shall not have occurred on or before December 28, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; or

(d) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Debt Purchaser contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured or, if such breach is capable of being cured, such breach shall not have been cured within 30 days following written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(e) by the Debt Purchaser if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company or Magyar Telecom contained in this Agreement such that the relevant conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured or, if such breach is capable of being cured, such breach shall not have been cured within 30 days following written notice of such breach by the Debt Purchaser; provided that the Debt Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Debt Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement.

SECTION 7.2 Effect of Termination In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 5.2(b), Section 5.2(c), Section 5.6, this Section 7.2, Section 7.2, Section 7.3, and Section 7.4 and Article VIII, which shall survive such termination; provided, however, that, except as expressly provided in Section 8.1(b) and Section 8.1(c), nothing herein shall relieve any party from liability for any material breach hereof prior to the termination of this Agreement in accordance with its terms.

SECTION 7.3 Expenses. Except as set forth on Exhibit 7.3 hereto or as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 7.5 Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Non-Survival of Representations, Warranties, Covenants and Agreements.

(a) None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (ii) this Article VIII.

(b) The parties acknowledge and agree that in no event shall the Company or any of its subsidiaries be liable for damages of any kind as a result of a breach or alleged breach of any of its representations and warranties (other than such representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.5, 2.7, 2.8 and 2.9) or the Company’s and/or Magyar Telecom’s covenants and agreements under this Agreement (other than with respect to the covenants and agreements contained in Article I, Sections 4.1(viii), 4.1(xiii) and 4.1(xv), and in Article V of this Agreement), whether prior to, following or in the absence of a Closing, save for fraud.

(c) The parties acknowledge and agree that, except in the case of willful breach or fraud, the liability of the Company or any of its subsidiaries for monetary damages arising out of or relating to any breach of the Company’s representations and warranties contained in Sections 2.1, 2.2, 2.4, 2.5, 2.7, 2.8 and 2.9 of this Agreement and the breach of the Company’s and/or Magyar Telecom’s covenants and agreements contained in Sections 4.1(viii), 4.1(xiii) and 4.1(xv) of this Agreement (i) shall be limited to reasonably evidenced damages suffered by the Debt Purchaser and any of its affiliates in connection with this Agreement, (ii) for the avoidance of doubt, shall exclude any damages suffered by the Debt Purchaser and any of its affiliates in connection with or in any way relating to the TDC Agreement, (iii) shall not exceed €3 million in the aggregate, and (iv) solely in respect of the breach of the Company’s and/or Magyar Telecom’s covenants and agreements contained in Sections 4.1(viii), 4.1(xiii) and 4.1(xv) of this Agreement, neither the Company nor any of its subsidiaries shall have any liability for any such breach if (A) the breach has resulted from action taken by the Company pursuant to a shareholder resolution requiring such action approved by TDC in its capacity as a shareholder of the Company or a board resolution requiring such action approved by the TDC Directors, or (B) the breach has resulted from action taken by the Board of Directors of the Company having determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

SECTION 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Debt Purchaser:

Hungarian Telecom Finance International Limited

c/o Ogier Fiduciary Services Cayman Limited

89 Nexus Way, Camana Bay

Grand Cayman KY1-9007

Cayman Islands

Attention: Inderjit Singh

Facsimile: +1 345 945 6265

with an additional copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Broadgate West

9 Appold Street

London EC2A 2AP

Attention: George Karafotias

Facsimile: +44 207 655 5500

(b) if to the Company:

Invitel Holdings A/S

c/o Invitel Tavkozlesi Zrt.

Puskas Tivadar u. 8-10

H-2040 Budaors, Hungary

Attention: Rob Bowker and Zsuzsa Czebe

Facsimile: +36 (1) 801 1551

(c) if to Magyar Telecom:

Magyar Telecom B.V.

c/o Tradman Netherlands B.V. Laan van Kronenburg 8

1183 AS Amstelveen

P.O. Box 7827,1008 AA Amsterdam

Attention: Gerard Jan van Spall

Facsimile Number: +31 (0) 20 301 3636

with additional copies (which shall not constitute notice) to:

Invitel Holdings A/S

c/o Invitel Tavkozlesi Zrt.

Puskas Tivadar u. 8-10

H-2040 Budaors, Hungary

Attention: Rob Bowker and Zduzsa Czebe

Facsimile: +36 (1) 801 1551

SECTION 8.3 Certain Definitions.

(a) For purposes of this Agreement, the term:

(i) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(ii) “business day” means any day on which banks are not required or authorized by law to close in New York, New York or in London, England;

(iii) “collective bargaining agreement” means any agreement or arrangement made by or on behalf of the Company or a subsidiary of the Company and by or on behalf of any one or more trade unions, work councils, staff associations or other body representing employees and any agreement or arrangement made by or on behalf of any employers’ or trade association and one or more trade unions, work councils, staff associations, association of trade unions or other body representing employees which applies to the Company or a subsidiary of the Company or to which the Company or such a subsidiary is subject;

(iv) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(v) “executive officer” of the Company means any of the persons listed in Section 8.3(a)(v) of the Company Disclosure Schedule;

(vi) “generally accepted accounting principles” means, with respect to HTCC, the accounting principles generally accepted in the United States and, with respect to the Company, international financial reporting standards (IFRS);

(vii) “knowledge” with respect to (x) the Company means the actual knowledge (after reasonable inquiry) of any of the persons listed in Section 8.3(a)(vii) of the Company Disclosure Schedule and (y) the Debt Purchaser means the actual knowledge (after reasonable inquiry) of Craig Butcher and Nikolaus Bethlen;

(viii) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(ix) “Regulation S” means Regulation S adopted under the Securities Act; and

(x) “subsidiary” or “subsidiaries” means any corporation, partnership, joint venture or other legal entity of which a person owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b) For purposes of this Agreement, the following terms have the meanings given to them in the provisions of this Agreement set forth opposite such terms below:

Term	Section

Actions	Section 2.9

affiliate	Section 8.3(a)

Affiliate Transactions	Section 2.13

Agreement	Preamble

Amended and Restated Indenture	Section 1.1(c)

Articles	Section 2.2

business day	Section 8.3(a)

Cash-Paid Notes Tender Offer	Recitals

Cash-Paid Notes Tender Offer Conditions	Section 1.2(a)

Cash-Paid Notes Tender Offer Documents	Section 1.2(b)

Closing	Section 1.6

Closing Date	Section 1.6

Code	Section 2.10(a)(iii)

collective bargaining agreement	Section 8.3(a)

Company	Preamble

Company Disclosure Schedule	ARTICLE II

Company Employees	Section 2.10(c)(i)

Company Plan	Section 2.10(c)(i)

Company Shareholder Approval	Section 6.1(c)

Company Shareholder Meeting	Section 5.1(a)

Company Warrants	Section 2.3(a)

Confidentiality Agreement	Section 5.2(b)

Consent Solicitation	Recitals

Contract	Section 2.5(a)

control	Section 8.3(a)

controlled	Section 8.3(a)

Term	Section

controlled by	Section 8.3(a)

Dataroom	Section 2.2

Debt Purchaser	Preamble

Deutsche Bank	Section 5.1(a)

Equity Financing	Section 3.7(a)

Equity Financing Commitment	Section 3.7(a)

Equity Purchaser	Recitals

ERISA	Section 2.10(c)(i)

ERISA Affiliate	Section 2.10(c)(ii)

Exchange Act	Section 2.5(b)

executive officer	Section 8.3(a)

Financing	Section 3.7(a)

Financing Commitments	Section 3.7(a)

Foreign Antitrust Laws	Section 2.5(b)

Fund	Section 3.7(a)

generally accepted accounting principles	Section 8.3(a)

Governmental Entity	Section 2.5(b)

HTCC	Preamble

HTCC Sub	Recitals

Hungarian Telecom	Section 3.7(a)

IRS	Section 2.10(a)(iii)

knowledge	Section 8.3(a)

Law	Section 2.5(a)

Licenses	Section 2.6(b)

Lien	Section 2.3(a)

Magyar Telecom	Preamble

Material Adverse Effect	Section 2.1

Material Contract	Section 2.12(a)

Memorandum of Incorporation	Section 2.2

MEP	Section 3.1

New Shareholder Loan	Section 1.4(a)

New Shareholder Loan Agreement	Section 1.4(a)

Notice	Section 5.1(b)

Term	Section

Order	Section 2.5(a)

person	Section 8.3(a)

PIK Notes Tender Offer	Recitals

PIK Notes Tender Offer Conditions	Section 1.1(a)

PIK Notes Tender Offer Documents	Section 1.1(d)

Proposed Amendments	Section 1.1(c)

Purchaser Directors	Section 5.1(a)

Purchasers	Recitals

Regulations S	Section 8.3(a)

Regulatory Requirements	Section 2.5(b)

Requisite Noteholder Consents	Section 1.1(c)

Roll-Over	Section 3.7(a)

Roll-Over Commitments	Section 3.7(a)

Sarbanes-Oxley Act	Section 2.7(c)

SEC	Section 2.7(a)

SEC Reports	Section 2.7(a)

Securities Act	Section 2.7(a)

Senior Facilities Agreement	Annex 1.5

Seller Loan Agreement	Recitals

Shares	Recitals

Subordinated Loan Agreement	Annex 1.5

Subordinated Term Loan	Recitals

subsidiaries	Section 8.3(a)

subsidiary	Section 8.3(a)

Tag Along Agreement	Section 2.20

Tax Return	Section 2.14(b)

Taxes	Section 2.14(b)

TDC	Recitals

TDC Agreement	Recitals

TDC Documents	Section 5.9

Termination Date	Section 7.1(c)

Trustee	Section 1.1(c)

under common control with	Section 8.3(a)

U.S.	Section 2.5(b)

Term	Section

Voting Agreement	Section 3.7(b)

2004 Notes	Recitals

2006 PIK Notes	Recitals

2006 PIK Notes Indenture	Recitals

2007 Notes	Recitals

SECTION 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.5 Entire Agreement; Assignment. This Agreement (including the Schedules and Annexes hereto) and the other documents executed and delivered substantially concurrently herewith and therewith, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Section 8.5 shall be deemed to exclude or limit the effect of any condition or term that relates to the TDC Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that the Debt Purchaser may assign (a) all or any of its rights and obligations hereunder to any affiliate of the Debt Purchaser or (b) all and any of its rights and interests hereunder to any lender as collateral, in each case after providing written notice thereof to the Company at least three business days prior to such assignment; provided, however, that no such assignment shall relieve the Debt Purchaser of its obligations hereunder.

SECTION 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 5.8, which shall inure to the benefit of the persons or entities intended to be third-party beneficiaries thereof.

SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

SECTION 8.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Debt Purchaser, the Company or Magyar Telecom in accordance with their specific terms or were otherwise breached by the Debt Purchaser, the Company or Magyar Telecom. Subject to Section 8.10(b), it is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 7.1, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Debt Purchaser, the Company or Magyar Telecom and to enforce specifically the terms and provisions of this Agreement against each party hereto, this being in addition to any other remedy to which either such party is entitled at law or in equity.

(b) Notwithstanding anything to the contrary in this Agreement, prior to Closing, the Debt Purchaser shall not be entitled to injunctions or other equitable relief in accordance with Clause 8.10(a) or otherwise as a result of a breach of any provisions of this Agreement by the Company and/or Magyar Telecom, other than with respect to a breach of the Company’s and/or Magyar Telecom’s covenants and agreements contained in Article I, Sections 4.1(viii), 4.1(xiii) and 4.1(xv), and in Article V of this Agreement.

SECTION 8.11 Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court sitting in The City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) consents to service being made through the notice procedures set forth in Section 8.2. Each of the Debt Purchaser, the Company and Magyar Telecom hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Debt Purchaser, the Company and Magyar Telecom have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED

By:
Name:
Title:

INVITEL HOLDINGS A/S

By:
Name:
Title:

By:
Name:
Title:

MAGYAR TELECOM B.V.

By:
Name:
Title:

ANNEX A

PIK Notes Tender Offer Conditions

All capitalized terms used shall have the meaning ascribed to them in the PIK Notes Tender Offer Documents.

(1)        the Minimum Acceptance Condition shall have been met;

(2)        the Proposed Transaction (other than the Second Stage Transfer) shall have been completed;

(3)        the Issuer shall have received the Requisite Consents;

(4)        the consummation of the sale of the PIK Loan to the Offeror shall have been completed;

(5)        at least €85 million of aggregate principal amount of the Notes shall have been validly tendered and not revoked in the Concurrent Tender Offer;

(6)        the clearing purchase prices for each of the outstanding Notes that are being subject to the Concurrent Tender Offer shall have been within the range of purchase prices set forth by Magyar in the Concurrent Tender Offer;

(7)        the total amount payable by Magyar in the Concurrent Tender Offer shall not have exceeded the amount of total funds available for that purpose as set forth by Magyar in the Concurrent Tender Offer;

(8)        the Bank Consents Condition shall have been met; and

(9)        the Company Shareholder Approval shall have been obtained.

ANNEX B

Proposed Amendments and Matters to be Waived in Connection with the 2006 PIK

Notes Indenture

All capitalized terms used but not otherwise defined in this Annex B shall have the meaning ascribed to them in this Agreement.

The Amended and Restated Indenture will eliminate each of the following covenants and provisions from the 2006 PIK Notes Indenture (which are identified below by the respective section references in the 2006 PIK Notes Indenture), which require consents from holders of 2006 PIK Notes representing at least a majority of the outstanding (as determined in accordance with the 2006 PIK Notes Indenture) aggregate principal amount of the 2006 PIK Notes:

(1)	the covenant entitled “Maintenance of Properties” (§4.03 of the 2006 PIK Notes Indenture);

(2)	the covenant entitled “Insurance” (§4.04 of the 2006 PIK Notes Indenture);

(3)	the covenant entitled “Statements as to Compliance” (§4.05 of the 2006 PIK Notes Indenture);

(4)	the covenant entitled “Limitation on Debt” (§4.06 of the 2006 PIK Notes Indenture);

(5)	the covenant entitled “Limitation on Restricted Payments” (§4.07 of the 2006 PIK Notes Indenture);

(6)	the covenant entitled “Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries”) (§4.08 of the 2006 PIK Notes Indenture);

(7)	the covenant entitled “Limitation on Transactions with Affiliates” (§4.09 of the 2006 PIK Notes Indenture);

(8)	the covenant entitled “Limitation on Liens” (§4.10 of the 2006 PIK Notes Indenture);

(9)	the covenant entitled “Limitation on Sale of Certain Assets” (§4.11 of the 2006 PIK Notes Indenture);

(10)	the covenant entitled “Limitation on Sale and Leaseback Transactions” (§4.12 of the 2006 PIK Notes Indenture);

(11)	the covenant entitled “Change of Control” (§4.13 of the 2006 PIK Notes Indenture);

(12)	the covenant entitled “Designation of Unrestricted and Restricted Subsidiaries” (§4.15 of the 2006 PIK Notes Indenture);

(13)	the covenant entitled “Listing” (§4.16 of the 2006 PIK Notes Indenture);

(14)	the covenant entitled “Payment of Taxes and Other Claims” (§4.17 of the 2006 PIK Notes Indenture);

(15)	the covenant entitled “Reports to Holders” (§4.18 of the 2006 PIK Notes Indenture);

(16)	the covenant entitled “Impairment of Security Interest” (§4.19 of the 2006 PIK Notes Indenture);

(17)	the covenant entitled “Lines of Business” (§4.20 of the 2006 PIK Notes Indenture);

(18)	the covenant entitled “Further Instruments and Acts” (§4.21 of the 2006 PIK Notes Indenture);

(19)	the provision entitled “Consolidation, Merger or Sale of Assets” (§5.01 of the 2006 PIK Notes Indenture); and

all events of default other than (a) the default in the payment of interest on the 2006 PIK Notes when due, continued for 30 calendar days, (b) default in the payment of the principal of or premium, if any, on the 2006 PIK Notes and (c) certain events of bankruptcy, insolvency or court protection. In particular, clauses (iii), (iv), (v), (vi), (vii), (viii) and (xi) of §6.01 of the 2006 PIK Notes Indenture will be eliminated.

The Proposed Amendments will also delete definitions from the 2006 PIK Notes Indenture when references to those definitions would be eliminated as a result of the foregoing Proposed Amendments.

ANNEX C

Agreed Form Tender Offer Statement with respect to PIK Notes Tender Offer

ANNEX D

Cash-Paid Notes Tender Offer Conditions

All capitalized terms used shall have the meaning ascribed to them in the Cash-Paid Notes Tender Offer Documents.

(1)        the Minimum PIK Acceptance Condition shall have been met;

(2)        the Requisite PIK Consents shall have been received;

(3)        the Proposed Transaction (other than the Second Stage Transfer) shall have been completed;

(4)        the Offeror shall have received the Offer Consideration from the Equity Purchaser or an affiliate of the Equity Purchaser;

(5)        the sale of the PIK Loan to the Debt Purchaser shall have been completed;

(6)        at least €85 million of aggregate principal amount of the Notes shall have been validly tendered and not revoked;

(7)        the 2012 Notes Clearing Purchase Price and the 2013 Notes Clearing Purchase Price shall have been within the Purchase Price Range for the 2012 Notes and the 2013 Notes respectively;

(8)        the total amount payable by the Offeror in the Tender Offer shall not have exceeded the amount of Total Offer Funds Available;

(9)        the Bank Consents Condition shall have been met; and

(10)      the Company Shareholder Approval shall have been obtained.

ANNEX E

Agreed Form Tender Offer Statement with respect to Cash-Paid Notes Tender Offer

ANNEX F

New Shareholder Loan Agreement

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Dated 2 March 2009

(as amended and restated by an amendment agreement dated [—] 2009)

LOAN AGREEMENT

between

MAGYAR TELECOM B.V.

as Borrower

and

HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED

as Lender

and

INVITEL HOLDINGS A/S

as Parent

This Agreement is subject to the terms of an Intercreditor Deed dated 6 August 2004 (as amended and restated on 27 April 2007, 3 March 2008 and 4 March 2009)

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THIS AGREEMENT is made on 2 March, 2009 (as amended by an amendment agreement dated                  2009)

BETWEEN:

(1)	MAGYAR TELECOM B.V., a company incorporated in The Netherlands (registered number 33286951) with its registered office at Laan van Kronenburg 8, 1183 AS Amstelveem, The Netherlands (the “Borrower”);

(2)	HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED, a company incorporated in the Cayman Islands (registered number 230377) whose registered address is situated at Ogier Fiduciary Services (Cayman) Limited, Queensgate House, South Church Street, PO Box 1234, Grand Cayman KY1-1108, Cayman Island (the “Lender”); and

(3)	INVITEL HOLDINGS A/S, a company incorporated under the laws of Denmark with CVR number 31586224 and having its registered office at Teglholmsgade 1, DK-2450 Copenhagen SV, Denmark (the “Parent”).

BACKGROUND:

(A)	The rights, benefits and obligations of this Agreement were purchased by the Lender from TDCH III ApS (as the “Previous Lender”) and transferred to the Lender pursuant to a novation agreement entered into immediately prior to the execution of this Agreement (the “Novation Agreement”).

(B)	Invitel Zrt., a subsidiary of the Borrower, is a party to a senior credit facilities agreement dated 6 August 2004 with (amongst others), BNP Paribas, Calyon and Nordea Bank Danmark A/S as mandated lead arrangers, the lenders named therein, BNP Paribas as facility agent (the “Senior Facility Agent”) and BNP Paribas Trust Corporation UK Limited as security trustee as amended and restated pursuant a fourth supplemental agreement (the “Fourth Supplemental Agreement”) dated [—] 2009 (the “Senior Facility Agreement”).

(C)	The Borrower is a party to a subordinated facility agreement dated 4 March 2009 with (amongst others), BNP Paribas and Calyon as mandated lead arrangers, the lenders named therein, BNP Paribas as facility agent (the “Subordinated Facility Agent”) and BNP Paribas Trust Corporation UK Limited as security trustee as amended and restated pursuant to a supplemental agreement (the “Subordinated Supplemental Agreement”) dated [—] 2009 (the “Subordinated Facility Agreement”).

(D)	It was a condition precedent to certain obligations of the lenders under the Senior Facility Agreement and the Subordinated Facility Agreement as at 4 March 2009 that the Previous Lender made Advance 1 (as defined below) to the Borrower.

(E)	It is a condition precedent to the amendments to the Senior Facility Agreement pursuant to the Fourth Supplemental Agreement and to the amendments to the Subordinated Facility Agreement pursuant to the Subordinated Supplemental Agreement that the Lender make Advance 2 (as defined below) to the Borrower.

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IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Advance 1” means the loan made under this Agreement by the Previous Lender to the Borrower (or the principal amount outstanding of that loan at any time and from time to time) pursuant to Clause 2.1.

“Advance 2” means the loan made or to be made under this Agreement by the Lender to the Borrower (or the principal amount outstanding of that loan at any time and from time to time) pursuant to Clause 2.2.

“Advances” means Advance 1 and Advance 2 and “Advance” means either of them.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment Date” means the Fourth Supplemental Effective Date as defined in the Fourth Supplemental Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Advances or an Unpaid Sum to the last day of the current Interest Period in respect of the Advances or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Cayman Islands, Budapest and Paris and (in relation to any date for payment or purchase of euro) which is also a TARGET Day.

“Change of Control” has the meaning given to that term in the Senior Facility Agreement and/or the Subordinated Facility Agreement on the Amendment Date.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement or security interest of any kind securing any obligation of any person (including without limitation title transfer and/or retention arrangements having similar effect).

“EURIBOR” means, in relation to the Advances:

(a)	the applicable Screen Rate; or

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(b)	(if no Screen Rate is available for the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11 a.m. (Brussels time) on the Quotation Day for the offering of deposits in euro for a period comparable to the relevant Interest Period. If EURIBOR is calculated pursuant to paragraph (b) of this definition, the Lender shall promptly provide the Borrower with details of the relevant calculation.

“Event of Default” means any of the events or circumstances specified in Clause 10.

“Holding Company” means, in relation to any particular person, any person of which such particular person is a Subsidiary.

“Insolvency Event” has the meaning given to that term in the Intercreditor Deed on the date of this Agreement.

“Intercreditor Deed” means the intercreditor deed dated 6 August 2004, entered into by, amongst others, BNP Paribas Trust Corporation UK Limited, as security trustee under the Senior Facility Agreement, Matel Holdings N.V., the Obligors as defined therein, certain hedge counterparties and the Existing High Yield Trustee as defined therein, as amended and restated on 27 April 2007 by way of supplemental deed, as further amended and restated on 3 March 2008 by way of second supplemental deed and as further amended and restated on 4 March 2009 by way of third supplemental deed.

“Interest Period” means each period determined in accordance with Clause 7 (Interest Periods and Payment).

“Interest Rate” means 20 per cent. per annum above EURIBOR for the relevant Interest Period.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Maturity Date” means 1 March, 2013.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

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(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Parent Group” means the Parent and its Subsidiaries from time to time.

“PIK Notes” means the EUR125,000,000 Floating Rate PIK Notes due 2013 issued by Invitel Holdings N.V. and subsequently assumed by HTCC Holdco I B.V. as the new issuer.

“PIK Event of Default” means any “Event of Default” under (and as defined in) the indenture dated 30 October, 2006 pursuant to which the PIK Notes were issued.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the European interbank Market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal offices in London of Credit Suisse International, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc or such other banks as may be appointed by the Lender in consultation with the Borrower.

“Release Date” means the earlier of:

(a)	the later of the Senior Discharge Date and the Subordinated Discharge Date; and

(b)	the date on which the Senior Lenders (if prior to the Senior Discharge Date) and the Subordinated Lenders (if prior to the Subordinated Discharge Date) agree to waive any right to require a mandatory prepayment of amounts outstanding under the Senior Facility Agreement and the Subordinated Facility Agreement (as applicable) following the occurrence of a Change of Control (provided that, in the event that such waiver is granted prior to the date of a proposed Change of Control, the relevant date for the purposes of this paragraph (b) shall be the date of the Change of Control).

“Relevant Jurisdiction” means each jurisdiction in which the Parent or the Borrower is incorporated or formed or in which such person has its principal place of business or owns any material assets or in which any action contemplated by this Agreement takes place or is to take place.

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the relevant page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

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“Security Trustee” has the meaning given to that term in the Intercreditor Deed on the date of this Agreement.

“Senior Discharge Date” means the date on which all amounts outstanding under the Senior Facility Agreement have been discharged in full.

“Subordinated Debt” means, at any time, any present or future liability (actual or contingent) payable, outstanding or owing under or in connection with:

(a)	the PIK Notes; and/or

(b)	any other indebtedness of:

(i)	the Parent or any Subsidiary of the Parent (other than the Borrower or a Subsidiary of the Borrower); or

(ii)	the Borrower that by its terms or by law is subordinated to the Advances (other than any indebtedness of the Borrower owed to a Subsidiary of the Borrower),

in each case, whether or not matured and whether or not liquidated.

“Subordinated Discharge Date” means the date on which all amounts outstanding under the Subordinated Facility Agreement have been discharged in full.

“Subordinated Event of Default” means any event of default (however described) under any document pursuant to which any Subordinated Debt is issued, made available or outstanding from time to time (including, without limitation, any PIK Event of Default).

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise or the right to receive more than 50 per cent. of any distributions (of whatever nature) made in respect of the share capital or other ownership interests of such company or entity.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November, 2007.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.

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1.2	Interpretation

(a)	References in this Agreement to (or to any provisions of, or definitions contained in) this Agreement or any other document shall be construed as references to this Agreement, that provision or definition, or document in force for the time being and as amended from time to time.

(b)	In addition to paragraph (a) above, references in this Agreement to the Senior Facility Agreement or the Subordinated Facility Agreement shall be construed as a reference to that document as it may from time to time be restated or refinanced (in each case to the extent such restatement or refinancing is permitted under the terms of the Intercreditor Deed at the date of this Agreement and excluding any refinancing with the proceeds of a high yield notes issue, floating rate notes issue or other capital markets or similar instrument not being a customary bank loan agreement).

(c)	Headings are for ease of reference only and shall be ignored in the interpretation of this Agreement.

(d)	In this Agreement, unless the context otherwise requires:

(i)	a reference to the Parent, the Borrower or the Lender shall be construed so as to include its successors in title, permitted assigns and permitted transferees including, without limitation pursuant to the Novation Agreement;

(ii)	references to clauses are to be construed as references to the clauses of this Agreement;

(iii)	words importing the singular shall include the plural and vice versa;

(iv)	references to persons shall include any firm, body corporate, company, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of any two or more of the foregoing; and

(v)	references to indebtedness shall include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

2.	THE ADVANCES

2.1	Subject to the terms and conditions of this Agreement, the Previous Lender agreed to make Advance 1 to the Borrower in an amount equal to EUR34,135,000.

2.2	Subject to the terms and conditions of this Agreement, the Lender agrees that it will make Advance 2 to the Borrower in an amount equal to EUR91,452,796.

3.	PURPOSE

3.1	The proceeds of Advance 1 shall be used solely to enable the Borrower to fund:

(a)	a refinancing of financial indebtedness of the Borrower outstanding on the date of this Agreement;

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(b)	the payment of costs and expenses incurred in connection with any such refinancing; and

(c)	any US tax liability of the Parent arising by virtue of the Parent ceasing to be US tax resident.

3.2	The proceeds of Advance 2 shall be used solely to enable the Borrower to fund:

(a)	the repurchase of certain floating rate notes which were previously used by the Borrower to provide loans to subsidiaries;

(b)	the repurchase of certain high yield notes issued by the Borrower;

(c)	the payment of costs and expenses incurred in connection with paragraphs (a) and (b) above; and

(d)	the repayment of EUR10,700,000 of the loan advanced to the borrower pursuant to the Subordinated Facility Agreement.

The proceeds of any additional loan made under or pursuant to this Agreement from time to time shall be used for any purpose approved in writing by the Lender and the Borrower (in each case provided that such proceeds shall not be used for a purpose prohibited by the Senior Facility Agreement, the Subordinated Facility Agreement or the Intercreditor Deed). Subject to the Intercreditor Deed, the other terms applicable to any such additional loan shall be as agreed in writing between the Lender and the Borrower.

3.3	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	NATURE OF THE LENDER’S OBLIGATIONS

4.1	The Borrower may, on any Business Day prior to 28 December, 2009, request the Lender to make an Advance (such request to specify the date on which such Advance is to be made and the payment instructions for the account of the Borrower to which the proceeds are to be transferred).

4.2	Subject to:

(a)	the request for an Advance having been made not later than 9.00 a.m. (Cayman Islands time) on the day two Business Days prior to the day on which an Advance is to be made (or such later time as the Lender may agree) provided that, in relation to Advance 2, the Lender agrees to make the Advance on the Amendment Date;

(b)	in the case of any Advance other than Advance 2, no Event of Default having occurred which has not been remedied or waived;

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(c)	in the case of any Advance other than Advance 2, the Lender having received (in form and substance satisfactory to it) a certified copy of all corporate authorities reasonably required by the Lender to demonstrate that this Agreement is within the powers of the Parent and the Borrower and has been duly authorised and executed by the Parent and the Borrower; and

(d)	in the case of any Advance other than Advance 2, all conditions set out in any escrow or similar document received by the Lender pursuant to paragraph (c)(iii) are satisfied in all respects,

the Lender shall make an Advance in accordance with such request.

5.	INTEREST

5.1	Interest on each Advance during each Interest Period will be calculated at the Interest Rate for that Interest Period.

5.2	Interest shall accrue in euro, on a daily basis on the principal amount of each Advance outstanding and shall be payable in accordance with Clause 5.3 or, as the case may be, Clause 5.4 below.

5.3	If requested by the Lender at least 2 Business Days prior to the last day of the applicable Interest Period (or on such later date as the Borrower may agree), on the last day of an Interest Period, the interest accrued during that Interest Period shall be capitalised and added to the amount of each Advance. Any such accrued interest shall, after being so capitalised, be treated as part of the principal amount of each Advance and shall bear interest and shall be payable in accordance with the provisions of this Agreement.

5.4	If the Lender does not request that interest accrued during an Interest Period be capitalised in accordance with Clause 5.3 above:

(a)	such accrued interest (together with any other accrued and unpaid interest that has not been capitalised) shall be paid in full on the earlier of (i) the Maturity Date and (ii) the date on which each Advance is repaid in full (and for the avoidance of doubt such accrued interest shall not at any time be treated as part of the outstanding amount of the relevant Advance); and

(b)	the Borrower shall pay to the Lender, on the earlier of (i) the Maturity Date and (ii) the date on which each Advance is repaid in full, a fee equal to the additional amount of interest which would have accrued and/or been payable during the term of this Agreement had the Lender requested that such accrued interest be capitalised in accordance with Clause 5.3 above (the amount of such fee to be calculated by the Lender and notified, together with details of the relevant calculation, to the Borrower as soon as reasonably practicable prior to (and in any event, provided that the Borrower provides the Lender with at least 4 Business Days notice of the relevant payment date, not less than 2 Business Days prior to) the date on which that fee is payable).

5.5	In addition and without prejudice to any fee or other amount payable pursuant to Clause 5.4 above, on prepayment or repayment of any amount of an Advance, the

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Borrower shall pay to the Lender on the date of prepayment or repayment a fee (the “Repayment Fee”) equal to 4.5 per cent. of the principal amount of such Advance so prepaid or repaid (excluding interest capitalised pursuant to Clause 5.3 and provided that, for the avoidance of doubt, amounts paid pursuant to Clause 5.4(b) will not be treated as a repayment of principal). If any amount of an Advance is not repaid on its due date (the “Due Date”), the Repayment Fee which would be payable on repayment of that amount shall instead become immediately due and payable on the Due Date.

5.6	The Borrower shall make all payments to be made by it to the Lender under this Agreement without a Tax Deduction, unless a Tax Deduction is required by law.

5.7	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

5.8	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender that the Tax Deduction has been made or, as applicable, the appropriate payment paid to the relevant tax authority.

5.9	The Borrower shall on demand pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been directly or indirectly suffered for or on account of tax (including any stamp duty, registration or other similar tax) by the Lender in respect of this Agreement provided that such loss, liability or cost does not result from the failure of the Lender to make any filing or perform any other administrative act or from any unreasonable delay in making a filing or performing administrative acts, in each case, to the extent that such filing or act is within the control of the Lender.

5.10	All interest shall be calculated on the basis of a 360 day year and on the actual number of days elapsed.

5.11	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 1 per cent. per annum higher than the Interest Rate applicable to each Advance from time to time. Each Interest Period in respect of any overdue amount will be determined in accordance with Clause 7.2. Any interest accruing under this Clause 5.11 shall be immediately payable by the Borrower on demand by the Lender.

5.12	All consideration expressed to be payable under this Agreement by any party to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to any party in connection with this Agreement, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. Where this Agreement requires any party to reimburse the Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment of the VAT.

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5.13	Without prejudice to Clause 14, the provisions of this Clause 5 and all payments to be made pursuant to this Clause 5 are subject to the terms of the Intercreditor Deed.

6.	CHANGES TO THE CALCULATION OF INTEREST

6.1	Subject to clause 6.2, if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11 a.m. (Brussels time) on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

6.2	If a Market Disruption Event occurs in relation to any Interest Period, then the Lender shall promptly notify the Borrower of such event and the rate of interest on the relevant Advance for that Interest Period shall be the rate per annum which is the sum of:

(a)	20 per cent. per annum; and

(b)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in an Advance from whatever source it may reasonably select (for this purpose, excluding from the cost of funding any contractual margin over EURIBOR payable by the Lender (or its Affiliates, as applicable) on its own financing facilities).

6.3	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine EURIBOR for the relevant Interest Period; or

(b)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.

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6.4	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

6.5	Subject to the terms of the Intercreditor Deed, the Borrower shall, within three Business Days of demand by the Lender (such demand to be accompanied by a certificate stating the amount and calculation of the relevant Break Costs), pay to the Lender its Break Costs attributable to all or any part of an Advance or any Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for such Advance or that Unpaid Sum.

7.	INTEREST PERIODS AND PAYMENTS

7.1	The first Interest Period in respect of each Advance will start on the date of such Advance and end on the date six (6) Months after such date. Subject to Clause 7.2 below, each subsequent Interest Period will start on the expiry of the preceding Interest Period and end on the date six (6) Months after such date.

7.2	Any Interest Period which would otherwise extend beyond the Maturity Date shall expire on the Maturity Date. The Interest Period relating to any Unpaid Sum (including any Interest Period starting on or after the Maturity Date) will be for such duration as is selected by the Lender (acting reasonably).

7.3	Subject to the terms of the Intercreditor Deed, the Lender and the Borrower may enter into such other arrangements as they may agree for the adjustment of any Interest Period and/or the Interest Rate.

7.4	Subject to the terms of the Intercreditor Deed, any payment obligation of the Borrower under this Agreement may be satisfied by the Parent or any of its Subsidiaries and any such payment shall be deemed to have been made by the Borrower (in each case provided that (i) payment by any person other than the Borrower does not have any adverse consequences for the Lender and (ii) such payment would not result in a breach of Clause 11.1(a)).

8.	REPAYMENT

8.1	Subject to the terms of the Intercreditor Deed, the Borrower must repay the Advances (including all capitalised interest) in full on the Maturity Date together with all accrued interest and all other amounts due from the Borrower under this Agreement.

8.2	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment towards the obligations of the Borrower in such order and in such manner as the Lender may in its sole discretion elect. Any application made by the Lender will override any appropriation by the Borrower.

9.	SET-OFF

9.1

Subject to the terms of the Intercreditor Deed, the Lender may set off any matured obligation due from the Borrower under this Agreement against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment,

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booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

9.2	All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.	REPRESENTATIONS

10.1	Each of the Parent and the Borrower represents and warrants to the Lender on the date of this Agreement that:

(a)	it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation or organisation;

(b)	it has all requisite power to execute, deliver and perform its respective obligations under this Agreement and, in the case of the Borrower, to borrow the Advances; all necessary corporate, shareholder or other action has been taken by it to authorise the execution, delivery and performance of the same; no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowings under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation of each of the Parent and the Borrower, enforceable against each of the Parent and the Borrower in accordance with the terms of this Agreement (subject to the Legal Reservations);

(d)	the entry into, exercise of its rights under and performance and compliance with its obligations under this Agreement do not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding on it or any of its assets in any material respect;

(e)	under the law and practice at the date of this Agreement the Borrower is not required to make any withholding or deduction for or on account of tax from any payment to be made to or for the account of the Lender under this Agreement; and

(f)	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge by paid in any Relevant Jurisdiction on or in relation to this Agreement and this Agreement is in proper form for its enforcement in the courts of any Relevant Jurisdiction.

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10.2	The representations and warranties in:

(a)	paragraphs (a) and (b) of Clause 10.1 shall be deemed to be repeated by each of the Parent and the Borrower on and as of the date of any request for an Advance and the first day of each Interest Period as if made by reference to the facts and circumstances existing on each such day; and

(b)	paragraphs (c), (d) and (f) of Clause 10.1 shall be deemed to be repeated by each of the Parent and the Borrower on and as of the date of any request for an Advance, the date such Advance is made and the date of any merger or other consolidation of the Parent or the Borrower with any person as if made by reference to the facts and circumstances existing on each such day.

11.	UNDERTAKINGS

11.1	Each of the Parent and the Borrower undertakes to the Lender that, unless otherwise agreed in writing by the Lender, from the date of this Agreement and so long as any monies are owing under this Agreement or remain available for drawing by the Borrower:

(a)	from the Release Date, it will (and, in the case of the Parent, will procure each of its Subsidiaries will) ensure that the proceeds of any issue of shares, securities convertible into shares or other equity or debt instruments (or any other raising of debt finance) by the Parent or any of its Subsidiaries which is a Holding Company of the Borrower (the “Proceeds”) are directly or indirectly applied in prepayment of the Advances (together with all accrued interest and other amounts due or outstanding under this Agreement) within 3 Business Days of receipt by the relevant member of the Parent Group of such proceeds (provided that, prior to the Release Date, cash amounts representing the Proceeds may only be applied in prepayment of the Advances with the prior consent of the Senior Facility Agent (if prior to the Senior Discharge Date) and the Subordinated Facility Agent (if prior to the Subordinated Discharge Date)); and

(b)	it will not (and, in the case of the Parent, will procure that none of its Subsidiaries will) create, assume, incur or otherwise permit to be outstanding any Subordinated Debt with a repayment or maturity date falling prior to 15 April, 2013; and

(c)	upon the request of the Lender, it will execute and deliver such further documents and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

11.2	In the event of any merger or other consolidation of the Parent or the Borrower with any person, the Parent and/or the Borrower, as the case may be, shall execute such documents and take such action as the Lender may reasonably require so as to ensure that:

(a)	the successor entity remains bound by the terms of this Agreement as the Parent or, as the case may be, the Borrower; and

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(b)	the Lender has the same rights against the successor entity as it would have acquired had the successor entity been an original party to this Agreement as the Parent or, as the case may be, the Borrower.

11.3	Each of the Parent and the Borrower acknowledges and agrees that:

(a)	the Lender may be irreparably harmed by a breach of any term of this Clause 11 and damages may not be an adequate remedy; and

(b)	the Lender may be granted an injunction or specific performance for any threatened or actual breach of any term of this Agreement.

12.	EVENTS OF DEFAULT

Subject to the terms of the Intercreditor Deed, if:

(a)	any amount due and payable under this Agreement is not paid on the due date in the currency and manner stipulated in this Agreement (unless the failure to pay is caused by administrative or technical errors and payment is made promptly and in any event within 3 Business Days); or

(b)	the Parent or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under this Agreement (other than failure to pay any sum when due) and, if such breach or omission is capable of remedy, the breach or omission is not remedied within 10 Business Days of the Lender notifying the Borrower of such default; or

(c)	any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower or the Parent in or pursuant to this Agreement or in any notice, certificate or statement referred to in or delivered under this Agreement is or proves to have been incorrect or misleading in any material respect on the date on which it was made or deemed to be made or repeated; or

(d)	(i) any administrative or other receiver is appointed of the Borrower or any part of its assets and/or undertakings or (ii) any other legal proceedings are taken which are not irrevocably discharged or withdrawn within 28 days of the commencement thereof to enforce any Encumbrance over all or any part of the assets of the Borrower; or

(e)	the Borrower is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Dutch Bankruptcy Act (Faillissementswet); or

(f)	(i) any judgment or order for an amount in excess of EUR15,000,000 or its equivalent is made against the Borrower and is not stayed or complied with within 60 days or (ii) a creditor attaches or takes possession of, or a distress, execution, sequestration, diligence or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, rights or revenues of the Borrower and is not discharged within 60 days; or

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(g)	any steps are taken or negotiations commenced by the Borrower or by any of its creditors with a view to proposing any kind of composition, compromise or arrangement involving the Borrower and any group or class of its creditors generally; or

(h)	any petition is presented and is not discharged within 14 days or other step is taken for the purpose of winding up the Borrower (not being a petition which the Borrower can demonstrate to the satisfaction of the Lender, by providing an opinion of counsel (acceptable to the Lender (acting reasonably)) to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which the Borrower has a good defence and which is being vigorously contested by the Borrower) or an order is made or resolution passed for the winding up of the Borrower or a notice is issued convening a meeting for the purpose of passing any such resolution other than for the purpose of an amalgamation or reconstruction previously approved in writing by the Lender; or

(i)	there occurs, in relation to the Borrower in any country or territory in which it carries on business or to the jurisdiction of which courts any part of its assets is subject, any event which corresponds with, or has an effect equivalent or similar to, any of those mentioned in paragraphs (c) to (h) inclusive or the Borrower (subject always to equivalent grace periods as are referred to in such clauses being exceeded) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(j)	it becomes unlawful at any time for the Parent or the Borrower to perform any of their respective material (in the opinion of the Lender (acting reasonably)) obligations under this Agreement; or

(k)	the Parent or the Borrower repudiates any term of this Agreement or evidences an intention to repudiate any term of this Agreement; or

(l)	all or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(m)	a Subordinated Event of Default occurs and is continuing;

(n)	the Parent or any Subsidiary of the Parent directly or indirectly:

(i)	makes any payment of or in respect of (whether in cash or in kind), or purchases, redeems or acquires, any Subordinated Debt (other than (1) accrual of non-cash interest on the PIK Notes and (2) any purchase of PIK Notes approved in writing by the Lender); or

(ii)	discharges any Subordinated Debt by set-off, any right of combination of accounts or otherwise; or

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(o)	the Borrower or any Subsidiary of the Borrower:

(i)	creates or permits to subsist any security over any of its assets for or in connection with any of the Subordinated Debt; or

(ii)	gives any financial support to any person for or in connection with any of the Subordinated Debt; or

(p)	any other event or circumstance occurs which has or is reasonably likely to have a material adverse effect on the ability of the Borrower to perform all or any of its payment obligations under this Agreement.

then, in any such event and at any time thereafter, the Lender may, in its sole discretion, by notice in writing to the Borrower declare all or any part of each Advance, together with accrued interest and all other amounts accrued, due or outstanding under this Agreement, to be immediately due and payable and, upon such declaration, such sums shall become immediately due without further demand or other notice of any kind, all of which are hereby expressly waived by the Borrower.

13.	FEES AND EXPENSES

13.1	The Borrower promptly on demand paid to the Previous Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Previous Lender in connection with the negotiation, preparation, printing and execution of this Agreement (provided that the maximum amount demanded pursuant to this Clause 13.1 (including any VAT) did not exceed EUR135,000).

13.2	Subject to the terms of the Intercreditor Deed and other than in relation to the amendments, waivers or consents which became effective on the Amendment Date:

(a)	if the Borrower requests an amendment, waiver or consent under this Agreement the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request; and

(b)	the Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Agreement.

13.3	The Borrower hereby irrevocably authorised the Previous Lender to deduct any amount payable pursuant to Clause 13.1 above (subject to the limit set out therein) from the proceeds of Advance 1.

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14.	INTERCREDITOR DEED

14.1	This Agreement is subject to the terms of the Intercreditor Deed.

14.2	No payment shall be made (or notice of enforcement or demand given) under this Agreement to the extent that such action is prohibited by the terms of the Intercreditor Deed.

14.3	If any provision of this Agreement is inconsistent with the Intercreditor Deed, the Intercreditor Deed will prevail.

15.	NOTICES

15.1	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by post or fax, or any other electronic communication approved by all the parties to this Agreement.

15.2	The address and facsimile numbers of the Lender for all notices under, or in connection with, this Agreement are:

Hungarian Telecom Finance International Limited

Ogier Fiduciary Services (Cayman) Limited,

Queensgate House,

South Church Street,

PO Box 1234, Grand Cayman KY1-1108,

Cayman Island

15.3	The address and facsimile numbers of the Borrower for all notices under, or in connection with, this Agreement are:

Magyar Telecom B.V.

c/o Invitel Zrt.

Puskás Tivadar utca 8-10

2040 Budaörs Hungary

Attention: Chief Financial Officer

Facsimile No: +36 1801 1363

or such other as the Borrower may notify to the Lender by not less than ten (10) days’ notice.

15.4	The address and facsimile numbers of the Parent for all notices under, or in connection with, this Agreement are:

c/o Invitel Zrt.

Puskás Tivadar utca 8-10

2040 Budaörs Hungary

Attention: Chief Financial Officer

Facsimile No: +36 1801 1363

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or such other as the Parent may notify to the Lender by not less than ten (10) days’ notice.

15.5	Any communication to be made or delivered pursuant to this Agreement shall only be effective:

(a)	if by way of facsimile, when received legibly by the recipient; or

(b)	if by way of letter, when left at the relevant address or (as the case may be) two days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address,

and, if addressed to the department or officer specified in Clause 15.2, 15.3 or 15.4 (as the case may be) above.

15.6	Any notice given under or in connection with this Agreement must be in English.

16.	AMENDMENTS

Without prejudice to Clause 17 below, no amendment, waiver, supplementation or modification in relation to this Agreement shall be effective unless such amendment, waiver, supplementation or modification is entered into in writing and signed, in the case of an amendment, supplementation or modification, by all the parties hereto and, in the case of a waiver, by the party against whom the waiver is to be effective.

17.	ASSIGNMENT AND TRANSFER

17.1	Neither the Parent nor the Borrower may assign any of its rights or benefits or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of:

(a)	the Lender; and

(b)	if prior to the Senior Discharge Date, the Senior Facility Agent; and

(c)	if prior to the Subordinated Discharge Date, the Subordinated Facility Agent.

17.2	The Lender may only assign any of its rights and benefits and/or transfer (by novation or otherwise) any of its rights, benefits and obligations under this Agreement to, or enter into any sub-participation or similar arrangement in relation to this Agreement with:

(a)	any of its Affiliates;

(b)	any Affiliate of the Borrower (other than a Subsidiary of the Borrower);

(c)	any direct or indirect shareholder in the Parent (or any Affiliate of any such shareholder) which, either alone or together with its Affiliates, owns directly or indirectly more than 50 per. cent of the issued voting share capital of the Parent; or

(d)	any other person provided that:

(i)	unless an event of default (however described) has occurred and is continuing under this Agreement and/or the Senior Facility Agreement and/or the Subordinated Facility Agreement, such person has been approved in writing by the Borrower; and

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(ii)	if prior to the Senior Discharge Date, such person has been approved in writing by the Senior Facility Agent; and

(iii)	if prior to the Subordinated Discharge Date, such person has been approved in writing by the Subordinated Facility Agent,

any such approval not to be unreasonably withheld or delayed.

Notwithstanding the above, other than pursuant to: (1) an assignment, transfer, sub-participation or similar arrangement entered into pursuant to paragraph (d) above; or (2) an assignment or transfer to the Parent in consideration for an issue of shares, securities convertible into shares or other equity instruments by the Parent (together with any subsequent assignments or transfers between members of the Parent Group (other than any Subsidiary of the Borrower) in consideration for an issue of shares, securities convertible into shares or other equity instruments (or as a capital contribution) not prohibited by the terms of the Senior Facility Agreement, the Subordinated Facility Agreement or the Intercreditor Deed),

prior to the Release Date:

(A)	the Lender shall at all times be Hungarian Telecom Finance International Limited or an Affiliate of Hungarian Telecom Finance International Limited; and

(B)	the Lender may not enter into any sub-participation or similar arrangement in relation to this Agreement with any person other than an Affiliate of Hungarian Telecom Finance International Limited.

17.3	Nothing in this Agreement will prohibit the Lender from:

(a)	entering into any assignment or transfer agreement with a person who is not a permitted assignee or transferee pursuant to Clause 17.2 above in connection with any sale by any person or persons of more than 50 per. cent of the issued voting share capital of the Parent provided that:

(i)	the relevant assignment or transfer is conditional on (and will only become effective on) that person becoming a permitted assignee or transferee under Clause 17.2 above; and

(ii)	that person shall acquire no direct or indirect rights under this Agreement (or rights to instruct or otherwise direct the Lender under this Agreement) until such time as the relevant assignment or transfer becomes unconditional; and

(b)	granting any security over, or otherwise in respect of, its right, benefits and/or obligations under this Agreement (provided that, prior to the later of the Senior Discharge Date and the Subordinated Discharge Date, the Lender shall not grant any such security in favour of any person other than the Security Trustee).

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17.4	Any assignment or transfer of rights, benefits or obligations pursuant to this Clause 17 shall be conditional upon:

(a)	the relevant assignee or transferee having first acceded to the Intercreditor Deed as a “Subordinated Shareholder Creditor”; and

(b)	if prior to the later of the Senior Discharge Date and the Subordinated Discharge Date, to the extent required by the Intercreditor Deed, the relevant assignee or transferee having first granted security over its rights and benefits under this Agreement in favour of the Security Trustee (in the same or substantially equivalent form to the security granted by the assignor or, as the case may be, transferor or in such other form as may be approved by the Security Trustee acting reasonably).

17.5	The Lender will promptly notify the Borrower, the Senior Facility Agent (if prior to the Senior Discharge Date) and the Subordinated Facility Agent (if prior to the Subordinated Discharge Date) of any assignment or transfer agreement entered into by it pursuant to this Clause 17.

18.	SEVERABILITY

If a provision in this Agreement becomes illegal, invalid or unenforceable in any jurisdiction, that shall not effect the validity or enforceability in that jurisdiction or any other provision of this Agreement or the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

19.	PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

20.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21.	CALCULATIONS AND CERTIFICATES

21.1	In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

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21.2	Any certificate or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.	LAW

This Agreement and non-contractual obligations connected with it are governed by English law.

23.	JURISDICTION

23.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

23.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

23.3	This Clause 23 and Clause 24 below are for the benefit of the Lender only. As a result, nothing in this Agreement shall (or shall be construed so as to) limit the right of the Lender to take proceedings against the Borrower in the courts of any country in which the Borrower has assets or in any other court of competent jurisdiction nor shall the takings of proceedings in any one or more jurisdictions preclude the Lender from taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

24.	SERVICE OF PROCESS

Without prejudice to Clause 23.3 above, each party accordingly submits irrevocably to the jurisdiction of the English courts. Without prejudice to any other mode of service:

(a)	the Borrower irrevocably appoints Law Debenture Corporate Services Limited and the Lender irrevocably appoints Law Debenture Corporate Services Limited as their respective agents for service of process in relation to any proceedings before the English courts in connection with this Agreement;

(b)	the parties agree to maintain such an agent for service of process in England for so long as any amount is outstanding under this Agreement;

(c)	the parties agree that failure by a process agent to notify such party of the process will not invalidate the proceedings concerned;

(d)	the parties consent to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 15 (Notices); and

(e)	the parties agree that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant party shall immediately appoint a further person in England to accept service of process on its behalf in England, and failing such appointment within fifteen (15) days, the other party is entitled to appoint such person by notice to the relevant party.

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25.	INCONVENIENT FORUM

The Borrower waives any objection it may have now or hereafter to the laying of venue of any action or proceedings in any court or jurisdiction referred in Clause 23 (Jurisdiction) and any claim it may have now or hereafter that any action or proceedings brought in such courts or jurisdiction has been brought in an inconvenient forum.

26.	WAIVER OF IMMUNITY

To the extent the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

27.	WAIVER OF TRIAL BY JURY

Each party to this Agreement waives any right it may have to a jury trial of any claim or cause of action in connection with or arising out of this Agreement or any transaction contemplated by this Agreement. This Agreement may be filed as a written consent to trial by court.

28.	COUNTERPARTS

28.1	This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same instrument.

29.	RIGHTS OF THIRD PARTIES

29.1	Subject to Clause 29.2 below, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

29.2	The Senior Facility Agent (prior to the Senior Discharge Date), the Subordinated Facility Agent (prior to the Subordinated Discharge Date) and the Security Trustee (prior to the later of the Senior Discharge Date and the Subordinated Discharge Date) may enjoy the benefit of the rights expressly granted to them in this Agreement.

29.3	Subject to the terms of the Intercreditor Deed, the consent of any person who is not a party is not required to rescind or vary this Agreement at any time.

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[Signature pages deliberately not included]

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ANNEX 1.5

Roll-Over of Existing Indebtedness

(1)	The Company and Magyar Telecom shall provide, at the Debt Purchaser’s expense, such reasonable assistance as the Debt Purchaser may reasonably request to implement the roll-over of existing indebtedness of Magyar Telecom under the Subordinated Loan Agreement (as defined below) and Invitel Zrt under the Senior Facilities Agreement (as defined below), provided that the Company and Magyar Telecom shall not be required to enter into any indemnity or incur any liability in connection with such assistance other than pursuant to any debt restructuring agreements to which either the Company or Magyar Telecom is a party.

(2)	Each of the Company, Magyar Telecom and the Debt Purchaser shall use its reasonable best efforts to satisfy the conditions precedent set out in (i) the amendment and restatement deed to be entered into in relation to the senior facilities agreement dated August 16, 2004, as amended from time to time, between, inter alios, Invitel Zrt as borrower and BNP Paribas and Calyon as co-ordinators (the “Senior Facilities Agreement”) and (ii) the amendment and restatement deed to be entered into in relation to the subordinated loan agreement dated March 4, 2009 between, inter alios, Magyar Telecom as borrower and BNP Paribas and Calyon as co-ordinators (the “Subordinated Loan Agreement”) on or prior to the Closing Date.

ANNEX 6.1(b)

Certain Approvals Under Foreign Antitrust Laws

Jurisdictions

Austria

ANNEX 6.2(f)

Existing Debt Roll-Over Conditions

(1)	Confirmation from the Agent under and as defined in the Senior Facilities Agreement that the “Fourth Supplemental Effective Date” as defined in the fourth supplemental agreement relating to the Senior Facilities Agreement has occurred.

(2)	Confirmation from the Agent under and as defined in the Subordinated Loan Agreement that the “Second Supplemental Effective Date” as defined in the second supplemental agreement relating to the Subordinated Loan Agreement has occurred.